SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ADVANCED MICRO DEVICES, INC.

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ADVANCED MICRO DEVICES, INC.

ONE AMD PLACE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088-3453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2011 Annual Meeting of Stockholders of Advanced Micro Devices, Inc. at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, on Tuesday, May 3, 2011. The meeting will start at 9 a.m. CDT. At the meeting, we will ask you to:

•	Elect the nine director nominees named in the proxy statement;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•

Approve the Advanced Micro Devices, Inc. 2011 Executive Incentive Plan to permit the payment of awards that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

•

Approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”);

•	Approve on a non-binding, advisory basis whether a Say-on-Pay vote should occur every one (1) year, every two (2) years or every three (3) years; and

•	Transact any other business that properly comes before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

HARRY A. WOLIN

Corporate Secretary

This proxy statement is dated March 10, 2011 and will first be mailed to the stockholders of

Advanced Micro Devices, Inc. on or about March 14, 2011.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE PROMPTLY. YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE PROXY CARD. YOU MAY ALSO SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. INSTRUCTIONS REGARDING METHODS OF SUBMITTING A PROXY ARE CONTAINED ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2011: OUR PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 2010 ARE AVAILABLE ELECTRONICALLY AT WWW.PROXYVOTE.COM.

ADVANCED MICRO DEVICES, INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q: WHY AM I RECEIVING THESE MATERIALS?

A:	Our Board of Directors (the “Board”) is providing these materials to you in connection with the Board’s solicitation of proxies for use at our annual meeting, which will take place on May 3, 2011 at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, at 9 a.m. CDT (the “Annual Meeting”). Our stockholders as of the close of business on March 7, 2011, the record date for our Annual Meeting, are invited to attend the Annual Meeting and are requested to vote on the items described in this proxy statement.

2.	Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made by the Board of Directors of Advanced Micro Devices, Inc. We have retained MacKenzie Partners, Inc., professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, including MacKenzie’s fee, which we expect to be approximately $100,000.

3.	Q: WHEN WERE MATERIALS MAILED TO STOCKHOLDERS?

A:	The proxy materials were first mailed to stockholders on or about March 14, 2011.

4.	Q: WHAT AM I BEING ASKED TO VOTE ON?

A:	You may vote on:

•	Proposal 1: Election of directors to serve on our Board of Directors;

•	Proposal 2: Ratification of the appointment of our independent registered public accounting firm for the current fiscal year;

•	Proposal 3: Approval of the 2011 Executive Incentive Plan;

•

Proposal 4: Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-On-Pay”);

•	Proposal 5: Approval on a non-binding, advisory basis of whether a Say-On-Pay vote should occur every one (1) year, every two (2) years or every three (3) years; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

5.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The Board of Directors recommends that you vote:

•	FOR each of the director nominees named in this proxy statement.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

•	FOR the approval of the 2011 Executive Incentive Plan.

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (“Say-On-Pay”).

•

The Board of Directors has determined not to make a recommendation regarding whether a Say-On-Pay vote should occur every one (1) year, every two (2) years or every three (3) years, but to wait and consider the views of our stockholders before making any determination as to the appropriate frequency of Say-On-Pay.

6.	Q: WHO IS ENTITLED TO VOTE?

A:	Stockholders as of the close of business on March 7, 2011, the record date for our Annual Meeting, are entitled to vote on all items properly presented at the Annual Meeting. On the record date, approximately 686,503,942 shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held on the record date. A list of these stockholders will be available during ordinary business hours at the principal place of business of AMD, located at One AMD Place, M/S 68, Sunnyvale, California, 94088 from the Assistant Corporate Secretary of the Company and at 7171 Southwest Parkway, M/S 100, Austin, Texas, 78735 from the Corporate Secretary of the Company, in each case at least ten days before the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

7.	Q: IF I AM A STOCKHOLDER OF RECORD, HOW DO I VOTE?

A:	If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

If you do not wish to vote in person or if you will not attend the Annual Meeting, you may vote by proxy. If you complete and properly sign each proxy card you received and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct. If you are a stockholder of record and you return a properly executed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, the proxy holders will vote in accordance with the recommendations of the Board, as specified in Question 5 above, except with respect to Proposal 5, which will be voted as an “abstain” vote. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q: WHO CAN ATTEND THE ANNUAL MEETING?

A:	Only stockholders as of the close of business on March 7, 2011, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker to the Annual Meeting showing that you were the beneficial owner of the shares on March 7, 2011 to attend the Annual Meeting.

9.	Q: CAN I VOTE AT THE MEETING?

A:	Yes. If you held your shares in your own name on the record date, you may vote your shares in person at the Annual Meeting. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring to the Annual Meeting a proxy from your broker as the record holder and a letter from your broker showing that you were the beneficial owner of the shares on March 7, 2011.

10.	Q: CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting. You may vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

11.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf.

Alternatively, you can vote in person at the Annual Meeting, but you must bring to the Annual Meeting a proxy from your broker as the record holder and a letter from your broker showing that you were the beneficial owner of your shares on March 7, 2011.

12.	Q: WHAT IS A “QUORUM”?

A:	For the purposes of the Annual Meeting, a “quorum” is the holders of a majority in voting power of the outstanding shares entitled to vote at the meeting. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you voted on the Internet, by telephone or by properly submitting a proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

13.	Q: WHAT IS BROKER “DISCRETIONARY” VOTING?

A:	Under the rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a broker, your broker has the discretion to vote your shares on matters that are considered routine. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instructions from the stockholder. If a broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 2 in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker. Under the NYSE rules, your broker does not have discretionary authority to vote on Proposals 1, 3, 4, and 5 so it is very important that you instruct your broker how to vote on these proposals. A broker non-vote occurs where your broker has not received instructions from you as to how to vote your shares on a proposal and does not have discretionary authority to vote on the proposal.

14.	Q: WHAT IS THE REQUIRED VOTE?

A:

Election of Directors. Each of the nine director nominees will be elected if each of them receives the affirmative vote of a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be counted in the determination of the majority of votes cast and will thus have no effect on this proposal. Broker non-votes will not be counted for any purpose in determining the outcome of the election of directors. Each incumbent director has submitted a written resignation to the Board that will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board.

Ratification of the Appointment of our Independent Registered Public Accounting Firm. Ratification of the appointment of our independent registered public accounting firm must receive affirmative votes from the majority of the shares of common stock entitled to vote and represented, in person or by proxy, at the meeting. Abstentions have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the ratification of the appointment of our independent registered public accounting firm.

Approval of the 2011 Executive Incentive Plan. The proposal to approve the 2011 Executive Incentive Plan requires the affirmative vote of a majority of votes cast on the proposal. Abstentions will not be counted as a vote “for” or “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Advisory Vote on the Compensation of Named Executive Officers. An affirmative vote from the majority of the shares of common stock entitled to vote and represented, in person or by proxy, at the meeting is necessary to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the Compensation disclosure rules of the Securities Exchange Commission (“Say-On-Pay”). Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation. Abstentions have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Named Executive Officers. You may vote to approve, on an advisory basis, the frequency of a Say-On-Pay vote every 1 year, every 2 years or every 3 years, or you may abstain from voting on this proposal. We have determined to view the frequency vote that receives the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting as the recommendation of stockholders on this proposal. Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors will review the voting results and take them into consideration when determining the frequency of a Say-On-Pay vote. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

15.	Q: WHO WILL COUNT THE VOTES?

A:	Proxies will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”).

16.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We will announce preliminary voting results at the Annual Meeting and publish voting results in a Form 8-K which will be filed within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

17.	Q: IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Broadridge to tabulate and certify the vote and (2) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

18.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED IN THIS PROXY STATEMENT BE CONDUCTED?

A:	We do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is presented at the Annual Meeting, your proxy gives authority to our Senior Vice President, General Counsel and Corporate Secretary, to vote on such matters at his discretion.

19.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING DUE?

A:	Under the Securities and Exchange Commission (“SEC”) rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2012 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Advanced Micro Devices, Inc., 7171 Southwest Parkway, M/S 100, Austin, Texas, 78735 on or before November 15, 2011. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2012 Annual Meeting, a separate notice of any nomination or proposal must be received by us between January 4, 2012 and February 3, 2012. If our 2012 Annual Meeting is not held within 30 days of May 3, 2012, to be timely, the notice by the stockholder must not be received by us later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the 2012 Annual Meeting was made or the notice of the 2012 Annual Meeting is mailed. The public announcement of an adjournment or postponement of the 2012 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. More information about the notice period and information required to be included in a stockholder’s notice of a nomination is included in this proxy statement under the section “Consideration of Stockholder Nominees for Director,” below.

20.	Q: WILL YOU WEBCAST THE ANNUAL MEETING?

A.	Yes. The Annual Meeting will be webcast live. You can access it by going to our Investor Relations Web site at: www.amd.com. The webcast will enable you to listen only. You will not be able to ask questions. The Annual Meeting audio webcast will be available on our Web site for a period of time after the meeting.

21.	Q:	WHAT IS HOUSEHOLDING AND HOW DO I OBTAIN A SEPARATE SET OF PROXY MATERIALS IF I SHARE AN ADDRESS WITH OTHER STOCKHOLDERS?

A.	We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Annual Report on Form 10-K (the “Annual Report”) and proxy statement to stockholders of record who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. A separate proxy card for each stockholder of record will be included in the materials. This procedure reduces our printing costs and mailing costs and fees. Upon written or oral request, we will promptly deliver a separate Annual Report and proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or this proxy statement, contact us at (408) 749-4000 or at Advanced Micro Devices, Inc., 7171 Southwest Parkway, M/S 100, Austin, Texas 78735, attention: Corporate Secretary, or by email to Corporate.Secretary@amd.com. If you would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge at 1-800-842-1061.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ITEM 1—ELECTION OF DIRECTORS

Nine directors will be elected at the Annual Meeting. All directors are elected annually and serve a one-year term until the next Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors approved, the following nine persons as nominees for election to the Board: Mr. Bruce L. Claflin, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Henry WK Chow, Mr. Craig A. Conway, Mr. Nicholas M. Donofrio, Ms. H. Paulett Eberhart, Mr. Waleed Al Muhairi and Mr. Robert B. Palmer. All of the nominees are currently directors of AMD. Mr. Al Muhairi was appointed to our Board of Directors on March 2, 2009, pursuant to our agreement with Advanced Technology Investment Corporation (“ATIC”) and West Coast Hitech L.P. (“WCH”) that provides that until such time as WCH and its permitted transferees beneficially own, in the aggregate, less than 10% of the outstanding shares of our common stock, WCH has the right to designate a representative to our Board of Directors. Mr. Chow was recommended as a potential candidate for our Board of Directors by a third-party search firm and two of our non-management directors. The number of authorized directors is currently fixed at nine.

The Board of Directors expects all nominees named below to be available for election. If a nominee declines or is unable to act as a director, your proxy may vote for any substitute nominee proposed by the Board. Your proxy will vote FOR the election of these nominees, unless you instruct otherwise. Directors are strongly encouraged to attend annual meetings of our stockholders, and we expect all of our current Board member nominees to be present at the 2011 Annual Meeting. All of the Board member nominees set forth in our 2010 Proxy Statement, with the exception of Mr. Donofrio, were present at the 2010 Annual Meeting.

Certain information regarding each of our nominees is set forth below, including his or her experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to conclude that the individual should serve as a director for the Company and his or her principal occupation and directorships during the past five years. Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term shareholder value. We believe that the nominees set forth below, all of whom are currently directors of AMD, possess valuable experience necessary to guide AMD in the best interests of the stockholders. Our current Board consists of individuals with proven records of success in their chosen professions. They all have the highest integrity and a keen intellect. They are collegial yet independent in their thinking, and are committed to the hard work necessary to be informed about the semiconductor industry, our company, and its key constituents including customers, stockholders and management. Most of our directors have broad technology sector experience, including expertise in semiconductor technology, innovation and strategy. Several members of our Board also have extensive experience in the management of public companies, corporate restructurings, risk assessment, accounting and finance.

Bruce L. Claflin—Mr. Claflin, 59, has been a director since 2003. On March 2, 2009, he was appointed as the Chairman of the Board, and on January 10, 2011, upon the resignation of our Chief Executive Officer, he was appointed as the Executive Chairman of the Board. Mr. Claflin was President, Chief Executive Officer, and a member of the Board of Directors of 3Com Corporation (“3Com”), a provider of voice and data networking products and services, from January 2001 until he retired in 2006. He joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Executive Vice President, Sales, and prior to that as General Manager of the PC Business Unit for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at International Business Machines Corporation (“IBM”), where he held various sales, marketing and senior management positions, including General Manager of IBM PC Company’s worldwide research and development, product and brand management and President of IBM PC Company, Americas. He was also responsible for the introduction of IBM’s highly successful ThinkPad line of products. In addition to his general management experience, Mr. Claflin has held senior positions where he has been responsible for almost every operation of a global, high technology company, including sales, marketing, research and development and manufacturing. This experience allows Mr. Claflin to provide valuable insight and guidance to the Company during our search for a new Chief Executive Officer. Also, while with IBM, Mr. Claflin lived and worked in Hong Kong and Tokyo and was responsible for IBM’s Asia/South Pacific Area. While at 3Com, Mr. Claflin established a joint venture in China in partnership with a leading Chinese global telecom solutions provider. Mr. Claflin’s extensive experience in Asia, particularly China, is important to AMD because China has been our largest single market since 2006. Mr. Claflin was named a distinguished alumnus by Pennsylvania State University. He is also founder, director and President of Kids First! a Virgin Islands non-profit corporation that supports the education of children in St. John, U.S. Virgin Islands. He has been a member of the Board of Directors of Ciena Corporation since 2006.

Dr. W. Michael Barnes—Dr. Barnes, 68, has been a director since 2003. Dr. Barnes brings extensive financial management experience and a strong understanding of semiconductor technologies to our Board. Between 1968 and 2001, Dr. Barnes held several senior executive positions at Rockwell International Corporation (now Rockwell Automation, Inc.), a major American manufacturing corporation that has included divisions in aircraft, defense electronics, commercial electronics, automotive components, printing presses, and industrial automation, including Senior Vice President, Finance and Planning and Chief Financial Officer from 1991 through 2001. Dr. Barnes was also a key member of the management team of Rockwell’s Semiconductor Products division and Vice President and General Manager of the Rockwell Communications Systems division. He was named a distinguished alumnus by Texas A&M University College of Engineering in 1992, is a member of the Texas A&M University Chancellor’s Century Council and is on the university’s Engineering Advisory Board. Dr. Barnes has been a member of the Board of Directors of MetroPCS Communications, Inc. since 2004.

John E. Caldwell—Mr. Caldwell, 61, has been a director since October 2006. Mr. Caldwell brings extensive general management, financial management and risk assessment experience to our Board. Since 2003, he has been a member of the Board of Directors and President and Chief Executive Officer of SMTC Corporation, an electronics manufacturing services company. Before joining SMTC, Mr. Caldwell held positions in The Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board, from October 2002 to September 2003, in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001 and in CAE Inc, a provider of simulation and modeling technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of ten public companies, which allows him to impart significant expertise to our Board and Audit and Finance Committee. Also, for the past several years, Mr. Caldwell has been a lecturer on board oversight responsibility for enterprise risk as part of an accredited board of director education program through McMaster University in Canada. Mr. Caldwell has been a director of Faro Technologies, Inc., a producer of three dimensional manufacturing measurement systems, since 2002 and of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell has informed SMTC that he intends to retire as its President and Chief Executive Officer and member of its Board of Directors as of the end of March 2011.

Henry WK Chow—Mr. Chow, 65, has been a director since February 2011. Mr. Chow brings to our Board his extensive experience and insight in operating a technology business in the Asia Pacific region as well as his significant expertise in general management and operations. Since July 2009, Mr. Chow has acted as a corporate business advisor to IBM, working approximately 30 hours per month. Prior to this role, during his 41-year career at IBM, Mr. Chow held a variety of management positions in the services, systems engineering, sales and marketing and human resources divisions across IBM’s Asia Pacific operations, including as General Manager of IBM’s Greater China Group from 1995 until 2007, where he was responsible for IBM’s operations in China, Hong Kong and Taiwan, and most recently as Chairman of IBM’s Greater China Group, from January 2007 until his retirement from this position in June 2009. Prior to serving in these positions, Mr. Chow served in a variety of general management positions, including General Manager of IBM China Company Limited and General Manager of IBM PC Company, Asia Pacific South, where he was responsible for IBM’s PC business throughout the Asia Pacific region, excluding Japan. Mr. Chow also held positions as Assistant Managing Director of Services for IBM Australia, General Manager of IBM Taiwan, and Director of Operations for IBM Hong Kong. From 2005 until 2009, Mr. Chow served as an observer for IBM at the meetings of the Board of Directors of Lenovo Group Limited, which acquired IBM’s PC business in 2005.

Craig A. Conway—Mr. Conway, 56, has been a director since September 2009. Mr. Conway brings to our Board his significant general management and operations experience, having served as the president and chief executive officer of three technology companies. Mr. Conway served as a member of the Board of Directors and President and Chief Executive Officer of PeopleSoft, Inc., a provider of software for customer relationship management, human resources, financial management and supply chain management, from March 1999 until he retired in November 2004, just prior to the company’s acquisition by Oracle Corporation. Prior to PeopleSoft, Mr. Conway was President and Chief Executive Officer of One Touch Systems, a high bandwidth network communications company, from November 1996 to February 1999. Mr. Conway was also President and Chief Executive Officer of TGV Software Inc., a provider of internet protocol and applications, from September 1993 to March 1996 prior to its acquisition by Cisco Systems. Earlier in his career, Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway has been a director of Salesforce.com, a provider of customer relationship management solutions, since 2005 and Pegasystems Inc., a rules-based business process management software company since April 2009. Mr. Conway also served on the board of directors of Unisys Corporation from August 2007 to May 2009.

Nicholas M. Donofrio—Mr. Donofrio, 65, has been a director since November 2009. Mr. Donofrio brings to our Board significant expertise in the area of semiconductor technology and manufacturing, system design and integration, and is able to provide the Company with valuable insight and guidance regarding technological strategy and innovation. During his 44-year career at IBM, Mr. Donofrio held a variety of leadership roles in IBM’s server, advanced workstations, personal computing, manufacturing and semiconductor development divisions, including as Senior Vice President, Technology and Manufacturing from 1997 to 2005, and most recently as Executive Vice President, Innovation and Technology from 2005 until his retirement in September 2008. Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. He is a Senior Fellow at the Kaufman Foundation, a Fellow of the Institute for Electrical and Electronics Engineers, a Fellow of the UK-based Royal Academy of Engineering and he serves on the Board of Trustees at Rensselaer Polytechnic Institute and as co-chair of the New York Hall of Science Board of Trustees. Mr. Donofrio is a member of the U.S.-based National Academy of Engineering and the American Academy of Arts and Sciences. In 2002, Mr. Donofrio was recognized by the Institution of Electrical Engineers, the largest professional engineering society in Europe, with the Mensforth International Gold Medal for outstanding contributions to the advancement of manufacturing engineering. In 2003, he was named Technology Leader of the Year by IndustryWeek magazine, the Technical Executive of the Year by the University of Arizona, and he received the Rodney D. Chipp Memorial Award by the Society of Women Engineers for his contributions to the advancement of women in the engineering field. In addition to being on the board or advisory board of several private companies and organizations, including Liberty Mutual Holding Company Inc., the Secretary of Energy’s Advisory Board, Pennsylvania State University’s School of International Affairs Advisory Board and the Prime Minister of Taiwan’s Science and Technology Advisory Group, Mr. Donofrio has been a director of The Bank of New York Mellon Corporation since 1998.

H. Paulett Eberhart—Ms. Eberhart, 57, has been a director since 2004. Ms. Eberhart brings to our Board her significant general management experience, financial and accounting expertise and a strong background in global markets and channels in the services sector. Since January 2011, she has been President, CEO and a member of the Board of Directors of CDI Corp., a leading provider of engineering and information technology outsourcing solutions and professional staffing. From 2009 until January 2011, she was Chairman and Chief Executive Officer of HMS Ventures, a private real estate and services company. From 2007 until 2009,

Ms. Eberhart was President and Chief Executive Officer of Invensys Process Systems, an enterprise technology, software and consulting firm offering processes to optimize operations and profitability in manufacturing, plant utilization, business operations and enterprise performance. Before joining Invensys, Ms. Eberhart was Senior Vice President—Electronic Data Systems (“EDS”) and President—Americas of EDS, a leading technology company that provided a broad portfolio of information technology, applications and business process outsourcing services for clients in over 70 countries, from 2003 until she retired in 2004. Ms. Eberhart had been an employee of EDS since 1978. Prior to serving as President—Americas, Ms. Eberhart was the Senior Vice President—EDS and President of EDS Solutions Consulting, a business with 40,000 people operating in 60 countries. She also held various other executive, operating and financial positions at EDS. She was a member of the Board of Directors of AT Kearney, a global management consulting services firm and a subsidiary of EDS, from 1995 to 1998. Ms. Eberhart is a certified public accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. Ms. Eberhart has been a director of Anadarko Petroleum Corporation since 2004. Ms. Eberhart also served on the board of directors of Solectron Corporation from 2005 to 2007 and Fluor Corporation from 2010 to February 2011.

Waleed Al Muhairi—Mr. Al Muhairi, 36, has been a director since March 2009. Mr. Al Muhairi brings to our Board his experience in international markets and channels relevant to our business as well as his expertise in operations, finance and strategic consulting. Since 2006, Mr. Al Muhairi has been the Chief Operating Officer of Mubadala Development Company PJSC (“Mubadala”), a strategic investment and development company owned by the Government of Abu Dhabi, United Arab Emirates, where he oversees Mubadala’s broad investment portfolio and is responsible for its strategic, operational and business development activities. Mr. Al Muhairi is also a member of Mubadala’s Investment Committee, whose mandate is to develop Mubadala’s investment policies, establish investment guidelines and review all proposed projects and investments to ensure they are in line with Mubadala’s business objectives. Since September 2008, Mr. Al Muhairi has been the Chairman of Advanced Technology Investment Company LLC (“ATIC”), a company wholly owned by the Government of Abu Dhabi, mandated to make significant investments in the advanced technology sector, locally and internationally, with a view of delivering long-term economic and social benefits to the Emirate of Abu Dhabi, the Middle East and beyond. Prior to his roles with Mubadala and ATIC, Mr. Al Muhairi worked with the UAE Offsets Program Bureau as a Senior Projects Manager and with McKinsey & Company as a commercial and governmental consultant. Mr. Al Muhairi also serves as a director on several private and public company boards in the United Arab Emirates and abroad, including Chairman of the Board of Directors of Alyah Satellite Communications (Yahsat), Mubadala Infrastructure Partners and Cleveland Clinic Abu Dhabi; Vice Chairman of National Central Cooling Company (Tabreed) and Piaggio Aero Industries SpA and a director of Abu Dhabi Future Energy Company (Masdar), Emirates Integrated Telecommunications Company PJSC, Tamouh Investments and Al Maabar International Investments LLC. Mr. Al Muhairi is also a trustee of Sheikh Khalifa University. Mr. Al Muhairi holds a Masters degree from Harvard University and a Bachelor of Science in Foreign Service from Georgetown University.

Robert B. Palmer—Mr. Palmer, 70, has been a director since 1999. Mr. Palmer brings to our Board his significant general management experience and his extensive experience in the semiconductor industry. Mr. Palmer was the Chairman and Chief Executive Officer of Digital Equipment Corporation, a pioneering company in the computer industry, from 1995 until his retirement in 1998. Mr. Palmer was appointed Chief Executive Officer and President of Digital in October 1992. From 1985 to 1992, Mr. Palmer served in various executive positions at Digital, including Vice President for Semiconductor Operations. Before Digital, Mr. Palmer was Executive Vice President of Semiconductor Operations at United Technologies Corporation (“UTC”), joining UTC in 1980 when it acquired Mostek Corporation, where he was a member of the founding team in 1969. In 1980, Mr. Palmer was honored by SEMI, the global industry association serving the manufacturing supply chains for the microelectronic, display and photovoltaic industries, as one of the most significant contributors to the development of semiconductor technologies. Mr. Palmer is on the Board of Trustees of the Cooper Institute for Aerobic Research, a non-profit preventative medicine research and education organization. From March 2009 until January 2010, Mr. Palmer also served as a member of the Board of Directors of GLOBALFOUNDRIES Inc., a private manufacturing joint venture between AMD, ATIC and WCH formed in March 2009.

Consideration of Stockholder Nominees for Director

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates to serve on our Board. Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2012 Annual Meeting must be a stockholder of record both when they give us notice and at the 2012 Annual Meeting , must be entitled to vote at the 2012 Annual Meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. For our 2012 Annual Meeting, the notice must be delivered between January 4, 2012 and February 3, 2012. However, if our 2012 Annual Meeting is not within 30 days of May 3, 2012, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2012 Annual Meeting was made or the day the notice of the 2012 Annual Meeting is mailed. The public announcement of an adjournment or postponement of the 2012 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. Notwithstanding the foregoing, if the number of directors to be elected to the Board at an annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which we first make such public announcement. The stockholder’s notice must be updated and supplemented as set forth in our bylaws. The stockholder’s notice must include the following information for the person making the nomination:

•	name, age, nationality, business and residence addresses;

•	principal occupation and employment;

•	the class and number of shares of the Company owned beneficially or of record;

•	any derivative, swap or other transaction which gives economic risk similar to ownership of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•

any agreement, arrangement, understanding or relationship engaged in to increase or decrease the level of risk related to, or the voting power with respect to, shares of the Company, or that provides the opportunity to profit from a decrease in price or value of shares of the Company;

•	any performance-related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information required by the SEC to be disclosed in a proxy statement.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	financial or other material relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with election of directors.

The Chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating and Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described below in the description of the Nominating and Corporate Governance Committee on page 14. The nominee must be willing to provide a written questionnaire, representation and agreement, if requested by us, and any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with our Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, 7171 Southwest Parkway, M/S 100, Austin, Texas 78735 or send an email to Corporate.Secretary@amd.com. Our Corporate Secretary will forward all of these communications to our Executive Chairman of the Board.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees. Unless you indicate otherwise, your proxy will vote “FOR” the proposed nominees.

CORPORATE GOVERNANCE

The Board of Directors has adopted Principles of Corporate Governance (the “Principles”) to address significant corporate governance issues. The Principles provide a framework for our corporate governance matters and include topics such as Board and Board committee composition and evaluation. The Nominating and Corporate Governance Committee is responsible for reviewing the Principles and reporting and recommending any changes to the Principles to the Board of Directors.

Independence of Directors

The Principles provide that a substantial majority of the members of the Board must meet the criteria for independence as required by applicable law and the listing standards of the NYSE. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship to any entity employing a director or on which the director currently serves as a member of the Board of Directors. Our Board of Directors has determined that all directors who served during our 2010 fiscal year and all of our director nominees, other than Mr. Al Muhairi, are independent in accordance with SEC and NYSE rules.

In determining that Mr. Chow is independent, the Board considered our payments to and from IBM in the last three fiscal years. Mr. Chow retired as Chairman of IBM’s Greater China Group in June 2009. Since July 2009, he has acted as a corporate business advisor to IBM, working approximately 30 hours per month. Mr. Chow does not work on any business related to AMD, and IBM does not currently provide any professional services to AMD. In addition, in determining that Mr. Chow is independent, the Board considered payments we made to Deutsche Bank Trust Company and HSBC Group in the last three fiscal years. Immediate family members of Mr. Chow are employees of Deutsch Bank, London, and HSBC, London. However, neither are executive officers nor have they been involved in providing any services to AMD. Deutsche Bank Trust Company holds the assets for AMD’s 401(k) plan, which are managed by the trustee for the 401(k) plan. HSBC Group does not currently provide any services to AMD.

In determining that Mr. Conway is independent, the Board considered our payments to each of Pegasystems Inc. and Salesforce.com in the last three fiscal years. Mr. Conway is a member of the board of directors of each of Pegasystems Inc. and Salesforce.com.

In determining that Mr. Donofrio is independent, the Board considered our payments to and from IBM in the last three fiscal years as well as our payments to a private company, TopCoder, Inc. Mr. Donofrio is a member of the board of directors of TopCoder, Inc. Mr. Donofrio was employed by IBM until September 2008, most recently as Executive Vice President, Innovation and Technology. However, Mr. Donofrio did not become a member of our Board of Directors until November 2009.

In determining that Ms. Eberhart is independent, the Board considered our payments to PRTM Management Consultants in the last three fiscal years. Ms. Eberhart’s son is an employee of PRTM Management Consultants. However, he is not an executive officer, and he has not been involved in providing consulting services to us. Also, the Board considered a payment of approximately $6,500 made by us to a subsidiary of CDI Corp. in 2008. Ms. Eberhart became President and CEO of CDI in January 2011.

In considering whether Mr. Palmer is independent, the Board considered Mr. Palmer’s service on the GLOBALFOUNDRIES board of directors from March 2009 through January 2010.

The Board concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in his or her service on our Board of Directors or the Audit and Finance Committee.

Board Leadership Structure

Mr. Claflin, who is independent in accordance with SEC and NYSE rules, is our Executive Chairman of the Board. Mr. Claflin presides at meetings of our stockholders and directors and leads the Board in fulfilling its responsibilities. For the reasons set forth below, the Board of Directors has determined that its current leadership structure, including an independent Chairman of the Board, is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on AMD’s current needs.

Historically, our Board of Directors relied on a lead independent director who worked with our Chief Executive Officer who was also the Chairman of the Board. However, with the transition to a new Chief Executive Officer, Derrick R. Meyer, in 2008 and the retirement of our Executive Chairman and Chairman of the Board in March 2009, our Board of Directors determined that it was appropriate, based on the condition of the Company and overall industry environment, to appoint an independent Chairman of the Board. Our new Chief Executive Officer was assuming his position at time when the PC industry was facing its worst recession in history, and AMD was experiencing a number of financial and operational challenges. In addition, during 2009 and continuing in 2010 our Chief Executive Officer was managing an array of strategic, yet time-consuming, initiatives. At the same time, our Board was pursuing a number of governance initiatives in order to optimize our practices and assure that we factored into account the changing landscape of stockholder rights as well as SEC and NYSE pronouncements. This resulted in adjusting the roles of our Board committees, changing the chairs of these committees and recruiting new members to our Board in 2009. In January 2011, Mr. Meyer resigned as our President and Chief Executive Officer and member of our Board. Thomas J. Seifert, who joined AMD in October 2009 as our Senior Vice President and Chief Financial Officer, was appointed interim Chief Executive Officer. At the same time, Mr. Claflin was appointed as our Executive Chairman of the Board in order to provide additional oversight during the transition period while also leading the CEO recruitment process on behalf of the full Board. Mr. Seifert will maintain his current responsibilities as CFO while also performing his interim CEO responsibilities. In light of the foregoing, we believe that at this time a structure that relies on a dedicated, independent Chairman is appropriate.

Risk Oversight

Management is responsible for day to day risk management activities and processes while our Board of Directors is actively involved in overseeing risk management for AMD. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including risk in our operations, finances and strategic direction as well as the adequacy of our risk assessment and risk management processes. Our Board performs this oversight function primarily through management reports and committees of the Board. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. As well, the Board receives management updates on our business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics.

The Audit and Finance Committee reviews the Company’s portfolio of risk, discusses with management significant financial, reporting, regulatory and legal compliance risks in conjunction with enterprise risk exposures, the Company’s policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor or control financial and enterprise risk exposure. The Audit and Finance Committee meets with members of our Internal Audit department to discuss any issues that warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation policies and practices and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee adopted a framework for the oversight of enterprise risk pursuant to which it works with management to identify, categorize and evaluate enterprise risks, and also to develop risk mitigation and response strategies.

Majority Vote Standard

Our directors are elected using a majority vote standard with respect to uncontested elections. The standard requires each director to receive the affirmative vote of a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes cast. Each incumbent director has submitted a written resignation to the Board which will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board.

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to all directors and employees entitled, “Worldwide Standards of Business Conduct,” which we designed to help directors and employees resolve ethical issues encountered in the business environment. The Worldwide Standards of Business Conduct covers topics such as conflicts of interest, compliance with laws, fair dealing, protecting AMD property and confidentiality of AMD information and encourages the reporting of any behavior not in accordance with the Worldwide Standards of Business Conduct.

The Board of Directors has also adopted a Code of Ethics for our Executive Officers and all other senior finance executives. The Code of Ethics covers topics such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and our policies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Each of the Committees described below has adopted a charter, which has been approved by the Board of Directors. You can access our bylaws, the latest Committee Charters, the Principles, the Worldwide Standards of Business Conduct and the Code of Ethics on the Investor Relations Web page of our Web site at www.amd.com. Please note that information contained on our Web site is not incorporated by reference in, or considered to be a part of, this document.

The Board of Directors held four regularly scheduled meetings during fiscal 2010. All members of the Board in 2010 attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board on which they served in fiscal 2010. Typically, meetings of the Board of Directors and the Committees of the Board take place over a two-day period. In addition, on an annual basis, the Board holds a formal strategy meeting with management during which the Board and management discuss matters such as the strategic direction of AMD, new business opportunities and the product roadmap. Independent and non-management directors also meet regularly in scheduled executive sessions with our chief executive officer and other members of senior management. In addition to these formal meetings, members of our Board of Directors informally interact with senior management, the Chief Executive Officer, industry leaders and customers on a periodic basis. The Board has an Audit and Finance Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The members of the Committees and their Chairs are selected by the Nominating and Corporate Governance Committee and then appointed by the Board. Sessions of the non-management directors were held six times in fiscal 2010, and at least one of these sessions was comprised of only independent, non-management directors.

Audit and Finance Committee.    The Audit and Finance Committee consists of Dr. W. Michael Barnes, as Chair, Mr. John E. Caldwell and Mr. Robert B. Palmer. The Board of Directors determined that each of the committee members are financially literate and “independent” under the applicable SEC and NYSE rules and designated Dr. Barnes and Mr. Caldwell as “audit committee financial experts.” The Audit and Finance Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, risk assessment, the performance of our internal audit function, our financial affairs and policies and the nature and structure of major financial commitments. The Audit and Finance Committee is also directly responsible for the appointment, independence, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit and Finance Committee. The Audit and Finance Committee meets alone with our senior management, our financial, legal and internal audit personnel, and with our independent registered public accounting firm, which has free access to the Audit and Finance Committee. Through November 2010, the director of our Internal Audit Department reported directly to the Chair of the Audit and Finance Committee and “dotted-line” to our Chief Financial Officer and served a staff function for the Audit and Finance Committee. The director of our Internal Audit department resigned for personal reasons in November 2010, and we are conducting a search for a replacement. The manager of our Internal Audit department is handling the department’s day to day operations. He is reporting to our Senior Vice President and Corporate Controller. The Audit and Finance Committee held 13 meetings during fiscal 2010. All members of the Audit and Finance Committee attended at least 75 percent of the meetings of the Audit and Finance Committee in fiscal 2010.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Bruce L. Claflin, as Chair, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Henry WK Chow, Mr. Craig A. Conway, Mr. Nicholas M. Donofrio, Ms. H. Paulett Eberhart and Mr. Robert B. Palmer, each determined by the Board of Directors to be “independent” under the applicable SEC and NYSE rules. Mr. Chow was appointed to the Nominating and Corporate Governance Committee in March 2011. Mr. Claflin serves as Chair of the Committee. The Nominating and Corporate Governance Committee assists the Board in discharging its responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of corporate governance guidelines and principles, including the Principles, oversight of the evaluation of the Board and management and oversight of an enterprise risk process. In addition, the Nominating and Corporate Governance Committee oversees the Board of Directors’ annual review of its performance (including its composition and organization), leads a process for the non-management directors to evaluate the performance of our Chief Executive Officer and provides input regarding the evaluation of other Section 16 officers. The Nominating and Corporate Governance Committee retains a search firm for the purpose of obtaining information regarding potential candidates for Board membership.

The Nominating and Corporate Governance Committee met four times in fiscal 2010. The Nominating and Corporate Governance Committee met once during 2011 to consider director nominees for the 2011 Annual Meeting and other corporate governance matters. In evaluating candidates to determine if they are qualified to become Board members, the Nominating and Corporate Governance Committee looks principally for the following attributes: personal and professional character, integrity, ethics and values; general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company; strategic planning abilities and experience; aptitude in accounting and finance; expertise in domestic and international markets; experience in our industry and with relevant social policy concerns; understanding of relevant technologies; expertise in an area of our operations; communication and interpersonal skills; and practical and mature business judgment. The Nominating and Corporate Governance Committee also considers Board members’ and nominees’ service on the Board of other public companies. Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company, taking into consideration the diverse communities and geographies in which the Company operates. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them. All directors that were members of the Nominating and Corporate Governance Committee in fiscal 2010 attended at least 75 percent of the meetings of the Nominating and Corporate Governance Committee in fiscal 2010.

Compensation Committee.    The Compensation Committee consists of Ms. H. Paulett Eberhart, as Chair, Mr. Craig A. Conway and Mr. Nicholas M. Donofrio. Mr. Donofrio was appointed to the Compensation Committee in February 2010. The Board determined that each of the members of the committee is “independent” under the applicable SEC and NYSE rules. During fiscal 2010, the Compensation Committee met 13 times. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of all Section 16 officers, members of the Board of Directors and such other employees as delegated from time to time by the Board of Directors. In consultation with management, the Board of Directors and the Compensation Committee’s compensation consultant, the Compensation Committee designs, recommends to the Board of Directors for approval and evaluates employment, severance and change of control agreements and our compensation plans, policies and programs with respect to our Section 16 officers. To the extent permitted by its charter, the Compensation Committee may delegate certain authority and certain responsibilities to one or more of its members, the officers of the Company or a subcommittee of the Compensation Committee. The Compensation Committee aims to structure our compensation program to encourage high performance, promote accountability and align employee interests with the Company’s strategic goals and with the interests of our stockholders. The Compensation Committee also oversees risk management as it relates to our compensation policies and practices for employees generally. All members of the Compensation Committee attended at least 75 percent of the meetings of the Compensation Committee in fiscal 2010.

DIRECTORS’ COMPENSATION AND BENEFITS

The table below summarizes the compensation paid by us to non-employee directors for serving as directors for the fiscal year ended December 25, 2010.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash(1) $ (b)	Stock Awards(2)(3)(4) $ (c)		Total $ (h)
W. Michael Barnes	$94,800	$227,531		$322,331
John E. Caldwell	$71,000	$227,531		$298,531
Bruce L. Claflin	$140,000	$455,063		$595,063
Frank M. Clegg(5)	$21,667	$334,000		$355,667
Craig A. Conway	$71,000	$227,531		$298,531
Nicholas M. Donofrio	$69,800	$0	(6)	$69,800
H. Paulett Eberhart	$86,000	$227,531		$313,531
Waleed Al Muhairi	$65,000	$227,531		$292,531
Robert B. Palmer	$71,000	$227,531		$298,531

(1)	Consists of the annual retainer, additional fees for directors who chair a Board committee and attendance fees, where applicable.
(2)	Except for Mr. Clegg, amounts shown represent the aggregate grant date fair value of the 2010 stock awards computed in accordance with FASB ASC Topic 718 except no assumptions for forfeitures were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 25, 2010. The actual value that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown. The amount shown for Mr. Clegg represents the incremental fair value computed as of April 28, 2010 in accordance with FASB ASC Topic 718 because his outstanding awards were deemed to be materially modified when the Board of Directors approved, in connection with his retirement from the Board, the full acceleration of his 64,584 unvested restricted stock units (“RSUs”), effective as of April 28, 2010.
(3)	Messrs. Caldwell and Palmer elected to defer the issuance of the underlying shares subject to 28,125 RSUs granted in 2010 until the termination of their directorship pursuant to our outside director equity compensation policy.
(4)	The aggregate number of stock awards (which consisted solely of RSUs) and the aggregate number of option awards outstanding at December 25, 2010 were as follows:

Name	RSUs Outstanding as of December 25, 2010	Option Awards Outstanding as of December 25, 2010
W. Michael Barnes	66,669	103,710
John E. Caldwell	66,669	50,000
Bruce L. Claflin	167,912	117,500
Frank M. Clegg(5)	0	0
Craig A. Conway	61,460	0
Nicholas M. Donofrio	33,335	0
H. Paulett Eberhart	66,669	72,224
Waleed Al Muhairi	38,542	0
Robert B. Palmer	66,669	97,890

Further, the table below shows the grant date fair value computed in accordance with FASB ASC Topic 718 (except no assumptions for forfeitures were included) of each equity award granted to each non-employee director in fiscal 2010.

Name	Grant Date	Restricted Stock Units Granted #	Grant Date Fair Value of Restricted Stock Units $
W. Michael Barnes	5/20/2010	28,125	$227,531
John E. Caldwell	5/20/2010	28,125	$227,531
Bruce L. Claflin	5/20/2010	56,250	$455,063
Frank M. Clegg(5)	—	—	—
Craig A. Conway	5/20/2010	28,125	$227,531
Nicholas M. Donofrio(6)	—	—	—
H. Paulett Eberhart	5/20/2010	28,125	$227,531
Waleed Al Muhairi	5/20/2010	28,125	$227,531
Robert B. Palmer	5/20/2010	28,125	$227,531

(5)	Mr. Clegg retired from the Board as of April 29, 2010 and did not stand for re-election at the 2010 annual meeting of stockholders. He did not receive any stock awards in 2010. Effective April 28, 2010 the Board approved the acceleration of vesting of Mr. Clegg’s 64,548 unvested RSUs upon his retirement from the Board.
(6)	Mr. Donofrio was not granted RSUs at the 2010 Annual Meeting because he had not served on the Board for six months as of April 29, 2010. Pursuant to our Outside Director Equity Compensation Policy, at each annual meeting of our stockholders, non-employee directors are granted RSUs provided that the director has served on the Board for at least six months prior to the annual meeting.

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation. In order to align the long-term interests of our directors with those of stockholders, a substantial portion of director compensation is provided in the form of equity. We do not provide pension or retirement plans for non-employee directors. Our former employee director, Derrick R. Meyer, did not receive separate compensation for Board service.

Determining Director Compensation.    In 2010, Semler Brossy Consulting Group, LLC (“Semler Brossy”), our former compensation consultant, advised the Compensation Committee on a variety of compensation-related issues, including Board member compensation levels. To assist the Compensation Committee and Board in its annual review of the non-employee directors’ compensation, Semler Brossy provided the Compensation Committee and Board competitive market data derived from a custom peer group, which was the same custom peer group used to evaluate the Company’s executive compensation. The custom peer group used to evaluate director compensation was comprised of the following companies:

• Intel Corp.	• Micron Technology Inc.
• EMC Corp.	• Broadcom Corp.
• Texas Instruments Inc.	• Agilent Technologies Inc.
• Qualcomm Incorporated	• Lexmark International Inc.
• Seagate Technology	• Sandisk
• Corning Inc.	• Nvidia
• Applied Materials Inc.	• LSI
• Harris Corp.

For further information on the peer companies, see the section titled “Compensation Discussion and Analysis—AMD’s Executive Compensation Framework” below.

The Board reviews the Compensation Committee’s recommendation and determines the amount of director compensation. While the competitive market data derived from the custom peer group is crucial to the evaluation of the non-employee directors’ compensation, it is just one of several factors considered by the Board in approving such compensation and the Board has discretion in determining the nature and extent of its use.

Cash Retainer and Meeting Fees for Non-Employee Directors.    During fiscal year 2010, each of our non-employee directors, with the exception of the Chairman of the Board, received an annual retainer of $65,000 for serving as a director and each of the applicable fees and additional retainers set forth below for serving as a chair of one of the committees of the Board. During fiscal year 2010, Mr. Claflin was our Chairman of the Board. The Board of Directors determined that Mr. Claflin should receive an annual retainer of $140,000 for his service as Chairman of the Board and his equity award should be two times the normal equity award for a non-employee director. Effective January 10, 2011, upon the resignation of Mr. Derrick R. Meyer as our President and Chief Executive Officer, the Board of Directors appointed Mr. Claflin as its Executive Chairman. In connection with Mr. Claflin’s appointment as the Executive Chairman of the Board, the Board of Directors determined that Mr. Claflin should receive compensation of $16,250 per month of service as the Executive Chairman of the Board. In addition, the Board determined that Mr. Claflin should receive 10,345 RSUs for the period commencing on January 10, 2011 and ending on the Annual Meeting, at which time the Compensation Committee will determine if additional RSUs should be granted. The number of RSUs granted to Mr. Claflin was based upon the same methodology as set forth in the Advanced Micro Devices, Inc. Outside Director Equity Compensation Policy, described below, and these RSUs vest in equal one-third installments over three years from the date of grant, which is the same vesting schedule as all other RSU grants to non-employee directors.

Additional Annual Retainers for Committee Chairs:
Audit and Finance Committee	$25,000
Compensation Committee	$15,000

In addition, when the Board or a committee has met more than eight times during the year, we pay an attendance fee to our non-employee directors for each additional meeting attended, in the following amounts:

Board meeting attendance	$2,000
Committee meeting attendance	$1,200

Equity Grant.    Non-employee directors also participate in our 2004 Equity Incentive Plan (the “2004 Plan”). Effective May 3, 2007, our Outside Director Equity Compensation Policy provides that non-employee directors’ annual equity awards shall be made in the form of RSUs. Pursuant to the policy, at each annual meeting of our stockholders, provided that the director has served on the Board for at least six months prior to the annual meeting, a non-employee director is granted the number of RSUs equal to the lesser of (A) the quotient of (i) $225,000 divided by (ii) the trailing average closing sale prices of our common stock for the 180-day period preceding and ending with the date of the RSU grant or (B) such number of RSUs as the Board may determine based on additional criteria such as business conditions and/or company performance, outside director compensation practices at peer companies and advice from our outside compensation consultant.

New non-employee directors appointed to the Board other than at an annual meeting of our stockholders become entitled to an initial RSU grant equal to the RSU grant made to each non-employee director at the immediately preceding annual meeting of our stockholders. The non-employee directors’ RSUs vest in equal one-third installments over three years from the date of grant. In addition, each director may defer the issuance of the underlying shares subject to the RSUs until the termination of his or her directorship.

Acceleration of Vesting.    Pursuant to our Outside Director Equity Compensation Policy, in the event of a change of control of AMD, all of the non-employee directors’ equity compensation awards will become fully vested. In addition, in the event of the termination of a non-employee director’s service to the Board as a result of death, disability or retirement, all of the non-employee director’s equity compensation awards will become fully vested, provided that the non-employee director served as a member of the Board for at least three years prior to the date of termination and the non-employee director satisfied our equity ownership guidelines during his or her service as a Board member. Mr. Clegg retired from the Board in April 2010. Although Mr. Clegg, who was appointed to the Board of Directors as of May 24, 2007, had not served as a member of the Board of Directors for the full three-year period, given the proximity of his three year anniversary and his valuable contributions, the Board of Directors approved the full acceleration of Mr. Clegg’s 64,584 unvested RSUs, effective as of April 28, 2010.

Other Benefits.    We reimburse the directors for their travel and expenses in connection with attending Board meetings and Board-related activities, such as AMD site visits and sponsored events, as well as for continuing education programs.

Stock Ownership Guidelines.    Under our stock ownership guidelines, each non-employee director is required to acquire and hold 15,000 shares by the first quarter of 2013 (five years from the establishment of the stock ownership guidelines) or five years from the director’s first appointment to the Board, except that the Chairman is required to acquire and hold 37,000 shares by such time frame. In February 2011, the Compensation Committee amended the stock ownership guidelines to clarify that RSUs that have vested but where the issuance of the shares to the director has been deferred by election pursuant to our Outside Director Equity Compensation Policy count towards the satisfaction of the guidelines. As of December 25, 2010, all non-employee directors were on target to meet their ownership guideline within the appropriate time frame.

PRINCIPAL STOCKHOLDERS

The following table shows each person or entity we know to be the beneficial owner of more than five percent of our common stock as of March 1, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
West Coast Hitech, L.P.(2) P.O. Box 309 GT Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands	142,000,000 (shared voting and shared dispositive power as to all shares)	19.69%

BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	48,084,445 (sole voting and sole dispositive power as to all shares)	7.01%

Ameriprise Financial, Inc.(4) 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	41,585,061 (shared voting power as to 29,496,657 shares; shared dispositive power as to all shares)	6.06%

(1)	Based on 686,298,336 shares of common stock outstanding as of March 1, 2011.
(2)	This information is based on Amendment No. 2 of Schedule 13D filed with the SEC on July 24, 2009 by Mubadala Development Company PJSC, West Coast Hitech L.P., and West Coast Hitech G.P. Ltd. pursuant to a joint filing agreement. Mubadala is a public joint stock company incorporated in the Emirate of Abu Dhabi, United Arab Emirates and is wholly-owned by the Government of the Emirate of Abu Dhabi. The 142,000,000 shares are held as of record by West Coast Hitech, L.P., a Cayman Islands limited partnership of which West Coast Hitech G.P., Ltd., a Cayman Islands corporation and wholly-owned subsidiary of Mubadala, is the general partner. The shares include warrants to purchase an additional 35,000,000 shares of our common stock at an exercise price of $0.01 per share held by West Coast Hitech L.P. The warrants are currently exercisable and have a ten-year term.
(3)	This information is based on the Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc., a parent holding company, and includes 48,084,445 shares of common stock owned by certain BlackRock subsidiaries.
(4)	This information is based on the Schedule 13G filed with the SEC on February 11, 2011 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) pursuant to a joint filing agreement. CMIA, a wholly-owned subsidiary of AFI, is an investment advisor and has shared voting power with AFI as to 29,496,657 shares and shared dispositive power with AFI as to 41,585,061 shares of our common stock. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported herein by CMIA. Accordingly, the shares reported herein by AFI include the shares reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any of these shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of our common stock beneficially owned as of March 1, 2011, by our current directors, by our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below) and by all of our current directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as beneficially owned. Ownership information is based upon information provided by the individuals.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Derrick R. Meyer(4)	3,062,060	*
Dr. W. Michael Barnes	156,391	*
John E. Caldwell	62,500	*
Henry WK Chow	0	*
Bruce L. Claflin	217,348	*
Craig A. Conway	11,665	*
Nicholas M. Donofrio	16,665	*
H. Paulett Eberhart	108,806	*
Waleed Al Muhairi(5)	142,010,416	19.69%
Robert B. Palmer	210,000	*
Rick Bergman	402,528	*
Emilio Ghilardi	206,097	*
Thomas M. McCoy(6)	708,469	*
Thomas J. Seifert	134,809	*
Harry A. Wolin	403,415	*
All directors and current executive officers as a group (13 persons)	143,940,640	19.82%

*	Less than one percent
(1)	Some of the individuals may share voting power with their spouses with regard to the listed shares.
(2)	Includes beneficial ownership of the following number of shares that may be acquired because stock options are vested or will vest, or RSUs will vest, by April 30, 2011 (within 60 days of March 1, 2011) pursuant to our 2004 Equity Incentive Plan:

Shares
Derrick R. Meyer	2,800,250
Dr. W. Michael Barnes	103,710
John E. Caldwell	50,000
Henry WK Chow	0
Bruce L. Claflin	128,885
Craig A. Conway	0
Nicholas M. Donofrio	0
H. Paulett Eberhart	72,224
Waleed Al Muhairi	35,005,208
Robert B. Palmer	97,890
Rick Bergman	319,495
Emilio Ghilardi	187,817
Thomas M. McCoy	708,469
Thomas J. Seifert	104,166
Harry A. Wolin	287,975
All directors and current executive officers as a group (13 persons)	36,357,370

(3)	Based on 686,298,336 shares of common stock outstanding as of March 1, 2011.

(4)	Mr. Meyer resigned as our President and Chief Executive Officer and member of our Board of Directors, effective January 10, 2011. The vesting of Mr. Meyer’s RSUs and stock option awards was accelerated, and all his equity awards became fully vested, in connection with his resignation and pursuant to the terms of his employment agreement with us dated July 17, 2008 and his separation agreement and release dated January 10, 2011. Mr. Meyer received the shares issuable under the fully vested RSUs on January 18, 2011, the effective date of his release pursuant to the Age Discrimination in Employment Act of 1967, as amended ( the (“ADEA release) per the terms of the separation agreement.
(5)	The shares include 107,000,000 shares and warrants to purchase an additional 35,000,000 shares of our common stock at an exercise price of $0.01 per share (the “WCH Shares”) held by West Coast Hitech L.P., a Cayman Islands limited partnership of which West Coast Hitech G.P., LTD., a Cayman Islands corporation and wholly-owned subsidiary of Mubadala Development Company PJSC (Mubadala) is the general partner. Mr. Al Muhairi is the COO of Mubadala and disclaims beneficial ownership of the WCH Shares. The warrants are currently exercisable and have a ten-year term.
(6)	Mr. McCoy resigned from the position of Executive Vice President, Legal and Public Affairs effective June 30, 2010 and he ceased being an AMD employee effective December 31, 2010.

EXECUTIVE OFFICERS

The following persons were our executive officers as of March 1, 2011:

Thomas J. Seifert—Mr. Seifert, 47, is our Senior Vice President, Chief Financial Officer and interim Chief Executive Officer. Mr. Seifert joined AMD in October 2009 as our Senior Vice President and Chief Financial Officer. He was appointed our interim Chief Executive Officer on January 10, 2011. From October 2008 until joining AMD, Mr. Seifert served as chief operating officer and chief financial officer of Qimonda AG, a German memory chip manufacturer, where he led the formation and subsequent initial public offering of the company. From April 2006 to October 2008, Mr. Seifert served as Chief Operating Officer of Qimonda AG. Qimonda generated net sales of Euro 1.79 billion in fiscal 2008 and had, prior to commencing insolvency proceedings in early 2009, approximately 12,200 employees worldwide. From 2001 to April 2006, Mr. Seifert was Senior Vice President and General Manager of the Wireline Business Group at Infineon AG. He has also held executive positions at Siemens AG, White Oak Semiconductor, and Altis Semiconductor, a joint venture launched in 1992 between IBM and Siemens Semiconductor. He currently serves on the board of Virginia Commonwealth University’s School of Engineering.

Rick Bergman— Mr. Bergman, 47, is our Senior Vice President and General Manager of the Products Group, with responsibility for managing the graphics and microprocessor product development groups. Prior to being appointed to his current position in May 2009, Mr. Bergman was Senior Vice President and General Manager, Graphics Product Group, from October 2006 to May 2009. Mr. Bergman joined AMD via our acquisition of ATI Technologies Inc., a company that was engaged in the design, manufacture and sale of 3D graphics and digital media silicon solutions, in October 2006. While at ATI, Mr. Bergman served in several positions, including as Senior Vice President and General Manager, PC Group just prior to our acquisition of ATI. He joined ATI in January 2001, from S3 Graphics, a division of SonicBlue Inc., where he served as Chief Operating Officer. Prior to S3 Graphics, Mr. Bergman served in a number of marketing and management roles within the North American technology industry, including Vice President, Marketing at Exponential Inc. and Marketing Manager at Texas Instruments, Inc. He began his engineering career at IBM.

Emilio Ghilardi—Mr. Ghilardi, 52, is our Senior Vice President and Chief Sales Officer. Mr. Ghilardi joined AMD in August 2008 as Senior Vice President and General Manager, AMD’s EMEA region. He became our Chief Sales Officer in January 2009. From August 2005 to August 2008, he was Vice President and General Manager of the EMEA Consumer Business Unit of Hewlett-Packard Company (“HP”), where he managed the consumer PC and imaging and printing business. From 2003 to 2005, he was HP’s EMEA Vice President and General Manager of Commercial Hardware within the Imaging and Printing Group. He also served as the Vice President and General Manager responsible for HP’s EMEA Consumer PC Product categories. Mr. Ghilardi, who joined HP in 1982, served as chairman of HP Italy’s Board of Directors from 2001 through 2008 in addition to holding several other management positions during his 25-year tenure at HP.

Harry A. Wolin—Mr. Wolin, 48, is our Senior Vice President, General Counsel and Corporate Secretary. Mr. Wolin was appointed as our Corporate Secretary on April 28, 2010. Prior to becoming General Counsel in 2003, Mr. Wolin was our Vice President, Intellectual Property and managed AMD’s Technology Law Department. Before he joined AMD in 2000, Mr. Wolin spent twelve years at Motorola, where his last role was Vice President and Director of Legal Affairs for the Semiconductor Products Sector. Mr. Wolin received the 2008 Magna Stella award for innovative management from the Texas General Counsel Forum. He is a member of the State Bars of Arizona and Texas and is registered to practice before the United States Patent and Trademark Office. Mr. Wolin has been a member of the Board of Directors of GLOBALFOUNDRIES Inc. since February 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during fiscal 2010, our directors, Section 16 officers and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making the above statement, we have relied solely upon a review of information provided to us and upon the written representations of our directors and Section 16 officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 25, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Our 2004 Equity Incentive Plan, which was approved by our stockholders, is our only equity incentive plan available for the grant of new equity awards. Outstanding options and any full value awards are not transferable for consideration.

Equity Compensation Plan Information

	Fiscal Year Ended December 25, 2010
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	57,966,017		—	24,323,828
Options	34,143,663		$7.32	—
Awards	23,822,354		—	—
Equity compensation plans not approved by stockholders	2,823,938	(1)	—	0
Options	2,823,938		$13.18	0
Awards	0		—	0

Total	60,789,955			24,323,828

(1)	Includes 36,250 shares outstanding from treasury stock issued in 2002 as non-plan grants and 885,565 shares assumed from ATI Technologies Inc. stock plans with a weighted average exercise price of $13.18 as a result of our acquisition of ATI. We have not made any grants under the ATI stock plans since our acquisition of ATI and do not intend to grant any awards under these plans in the future. See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 25, 2010 for additional information.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF 2010

We entered 2010 with significant momentum and exited the year having achieved many of our goals. Entering 2010, our most important objectives were: to deliver winning platform products; to differentiate ourselves with our graphics technology, to initiate shipments of the AMD Fusion family of APUs and to demonstrate the success of our financial and business models.

We believe that our financial results in 2010 demonstrate the strength of our business model. On a macroeconomic level, consumer demand for end-user PC products grew in the first half of 2010, but the pace of that growth slowed in the second half of 2010. Despite the more challenging economic environment in the latter half of 2010, we were profitable in 2010.

We improved financial performance in 2010, and we believe that the Named Executive Officers (as defined below) were instrumental in achieving profitability. Consistent with the economic environment discussed above and in an effort to, among other things, reward financial or individual performance, drive the creation of sustainable stockholder value and align the interests of the Named Executive Officers and stockholders, the Compensation Committee took the following key compensation actions:

•

Increased Base Salaries of Certain Named Executive Officers. The Compensation Committee approved increases of three to seven percent in the base salaries of certain of the Named Executive Officers as a result of, among other things, individual performance.

•

Awarded Cash Performance Bonuses under the Executive Incentive Plan. Most of the Named Executive Officers earned a cash performance bonus under AMD’s 2006 Executive Incentive Plan in light of AMD’s improved performance in 2010.

•

Awarded Special Performance Bonus to Certain Named Executive Officers. In recognition of Thomas M. McCoy’s contributions over the past several years in connection with global antitrust matters, including the resolution of AMD’s antitrust litigation against Intel Corporation and the favorable extension and renegotiation of AMD’s Patent Cross License Agreement with Intel Corporation, the Compensation Committee awarded him a special performance bonus of $4,000,000. Additionally, in recognition of the individual, and collective, contributions of Messrs. Seifert, Bergman, and Wolin to AMD’s operating performance and business strategies and objectives in 2010, the Compensation Committee awarded them a special performance bonus of approximately $207,500, $165,000, and $110,000, respectively.

•

Reformulated Equity Awards to Maintain Affordability. In determining the target value of each Named Executive Officer’s 2010 long-term equity awards, the Compensation Committee reformulated its prior practices to ensure these awards were affordable and resulted in a reasonable burn rate. For further information about the reformulated equity awards, see the section titled “2010 Executive Compensation Decisions—Elements of Compensation” below.

•

Implemented Claw-Back Provisions/Policies. In addition to the adoption of other related policies further described below, the Compensation Committee implemented a “claw-back” provision applicable to equity awards granted in May 2010 and thereafter for employees at the senior vice president level and above, which includes all of the Named Executive Officers.

•

Adopted Emerging Best Practices with respect to Change in Control Payments. The Compensation Committee adopted policies prohibiting AMD from entering into any change in control arrangements that provide AMD’s executive officers (i) excise tax gross-ups and (ii) cash severance payments (upon both a change in control of AMD and a subsequent termination of employment) in excess of (A) two times the sum of the respective executive officer’s base salary and target cash bonus, plus (B) a prorated cash bonus for the year in which termination occurs assuming performance at target level.

EXECUTIVE MANAGEMENT CHANGES IN 2010 AND JANUARY 2011

Thomas M. McCoy resigned as Executive Vice President, Legal and Public Affairs of AMD effective June 30, 2010 and he ceased being an AMD employee effective December 31, 2010.

Derrick R. Meyer resigned as President and Chief Executive Officer and director of AMD effective January 10, 2011. On January 10, 2011, AMD appointed Thomas J. Seifert as interim Chief Executive Officer. Mr. Seifert also continues to serve as Senior Vice President, Chief Financial Officer of AMD.

This compensation discussion and analysis provides information regarding our executive compensation program in 2010 for the following executive officers: Derrick R. Meyer, our former President and Chief Executive Officer; Thomas J. Seifert, our interim Chief Executive Officer and Senior Vice President, Chief Financial Officer; Emilio Ghilardi, our Senior Vice President, Chief Sales Officer; Rick Bergman, our Senior Vice President and General Manager, Product Group; Harry A. Wolin, our Senior Vice President, General Counsel and Secretary; and Thomas M. McCoy, our former Executive Vice President, Legal and Public Affairs (collectively referred to herein as the “Named Executive Officers”).

HIGHLIGHTS OF AMD’S EXECUTIVE COMPENSATION PROGRAM

In designing and implementing AMD’s executive compensation program, the Compensation Committee is guided by the following principles:

Design Principle	Discussion
Pay-for-performance is fundamental

The Compensation Committee places a strong emphasis on performance-based compensation, which is intended to drive the creation of sustainable stockholder value. To this end, a significant portion of the Named Executive Officers’ total direct compensation is delivered in the form of a cash performance bonus and long-term equity awards.

The following graph illustrates the allocation of the total direct compensation of the Named Executive Officers that remained employed with AMD at the end of 2010:

The above graph does not include the special performance bonuses earned by Messrs. Seifert, Bergman, and Wolin in 2010.

The Compensation Committee believes that the above compensation structure and mix strikes an appropriate balance for 2010 by promoting long-term stockholder value without motivating or rewarding excessive risk-taking.

Design Principle	Discussion

The following graph illustrates how the aggregate cash bonuses (i.e., cash performance bonuses under AMD’s 2006 Executive Incentive Plan in 2010, cash bonuses in connection with base salary restoration in 2009, a cash bonus under an individual bonus plan in 2009, special performance bonuses in 2010 and 2009, and sign-on bonuses in 2009) of AMD’s named executive officers vary with changes in AMD’s non-GAAP operating income (as such income was publicly reported to the investment community in AMD’s earnings releases) during the specified years:

For further information about the cash performance bonus and long-term equity awards that were earned by the Named Executive Officers for 2010, see the section titled “2010 Executive Compensation Decisions—Elements of Compensation” below.

Competitive compensation is crucial

In general, the Compensation Committee aims to set each Named Executive Officer’s total direct compensation (i.e., base salary, target cash performance bonus, and target long-term equity awards) between the 50th and 75th percentile of the competitive market.

In approving executive compensation, in addition to the results of a competitive pay analysis, the Compensation Committee generally considers each Named Executive Officer’s roles and responsibilities within AMD, individual performance, Company performance, and internal pay equity.

For further information about the competitive pay analysis performed by the Compensation Committee, see the section titled “AMD’s Executive Compensation Framework—Competitive Pay Analysis” below.

Design Principle	Discussion
Internal pay equity among the Named Executive Officers should be reasonable and fair

The Compensation Committee monitors the pay ratios among the Named Executive Officers to ensure executive compensation is reasonable and fair, as well as consistent with AMD’s business strategies and objectives, which the Compensation Committee believes promotes executive motivation and retention and team cohesiveness. While general principles of internal pay equity are considered subjectively in the context of the Named Executive Officers’ roles and responsibilities within AMD, individual performance, and Company performance, the Compensation Committee does not seek to maintain a specific ratio between the remuneration of the Chief Executive Officer and that of the other Named Executive Officers.

Derrick R. Meyer, our former Chief Executive Officer, was compensated at a higher level than the other Named Executive Officers to reflect his greater level of accountability and responsibility within AMD and to AMD’s stockholders.

Claw-back provisions/policies in effect

AMD adopted the following claw-back provisions/policies:

•    Form of Stock Option and Restricted Stock Unit Agreements. For stock option and restricted stock unit awards granted in May 2010 and thereafter, the Compensation Committee approved the inclusion of a “claw-back” provision in AMD’s form of stock option agreement and form of restricted stock unit agreement for senior vice presidents and above, which includes all of the Named Executive Officers. This claw-back provision provides that in the event AMD is required to prepare an accounting restatement due to AMD’s material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will review all equity-based compensation awarded to any employee at the senior vice president level and above. If the Compensation Committee (in its sole discretion) determines that any such employee was directly involved with fraud, misconduct, and/or gross negligence that contributed to or resulted in such accounting restatement, the Compensation Committee may, to the extent permitted by governing law and as appropriate under the circumstances, recover for the benefit of AMD all or a portion of the equity-based compensation awarded to such employee, including, without limitation, by cancelation, forfeiture, repayment, and/or disgorgement of profits realized from the sale of AMD’s securities; provided, however, the Compensation Committee will not have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement.

•    Worldwide Standards of Business Conduct. In November 2010, AMD amended its Worldwide Standards of Business Conduct to provide that, among other things, in the event AMD is required to prepare an accounting restatement due to AMD’s material noncompliance with any financial reporting laws, AMD may pursue all remedies to recover any incentive-based or other compensation (including equity awards) paid or granted to its employees or agents to the extent required by and permitted under applicable law.

AMD continues to monitor the rule-making actions of the SEC and NYSE with respect to the development, implementation, and disclosure of claw-back procedures/policies. AMD intends to revise its claw-back provisions/policies in the future as required by applicable law.

Design Principle	Discussion
Align pay practices with sound risk management

The Compensation Committee endeavors to structure AMD’s executive compensation program to motivate and reward the Named Executive Officers for taking appropriate business risks, such as investment in new product development, while at the same time avoiding pay practices that incentivize excessive risk-taking.

The Compensation Committee believes that AMD’s executive compensation program fosters AMD’s business strategies and objectives while maintaining appropriate risk mitigators, such as (i) multiple internal controls and approval processes intended to prevent manipulation of outcomes, (ii) pay mix that represents an appropriate balance of base pay versus variable pay and short-term versus long-term incentives, (iii) caps on performance-based compensation opportunities, (iv) incentive programs that incorporate company-wide financial goals (e.g., non-GAAP operating income) that are quantitative and measurable, (v) claw-backs, and (vi) stock ownership guidelines.

The Named Executive Officers are subject to stock ownership guidelines and certain hedging restrictions

AMD has adopted stock ownership guidelines to strengthen the alignment of the Named Executive Officers’ and stockholders’ interests and to increase visibility of the Named Executive Officers’ stock ownership. All officers subject to the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 are subject to the stock ownership guidelines. In 2008, the stock ownership requirements were raised to current levels: Section 16 officers with the title of senior vice president are required to acquire and hold 35,000 shares; Section 16 officers with the title of executive vice president are required to acquire and hold 78,125 shares; and our President and Chief Executive Officer is required to acquire and hold 312,500 shares.

The time frame for compliance is five years from the establishment of the guidelines in 2008, which is the first quarter of 2013, or five years from becoming a Section 16 officer. As of December 25, 2010, all of the Named Executive Officers were on target to meet their ownership guideline within the established compliance time frame.

AMD also prohibits its employees, including the Named Executive Officers that remain employed with AMD, from engaging in certain hedging transactions in its common stock.

AMD’S EXECUTIVE COMPENSATION FRAMEWORK

AMD’s Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide compensation and benefit programs that enable us to attract, retain, and motivate high caliber executive officers, to motivate these executive officers to achieve our short-term and long-term business strategies and objectives, and to support career development and succession goals.

To implement this philosophy, the Compensation Committee has established the following objectives:

•	Link rewards to achievement of AMD’s business strategies and objectives;

•	Provide the opportunity to reward superior individual and Company performance;

•	Manage pay structure and programs globally, while recognizing local market practices and conditions;

•	Mitigate incentives for executive officers to undertake excessive risks by, among other things, balancing fixed and variable pay;

•	Provide an appropriate return on investment on the overall program spending; and

•	Encourage equity ownership to align our executive officers’ and stockholders’ interests.

Role of the Compensation Committee

The Compensation Committee regularly reviews the alignment of our executive compensation program with the strategies and needs of our business, market trends, changes in competitive practices, individual performance, Company performance, and the interests of our stockholders. Based on this review, the Compensation Committee approves the compensation of the Named Executive Officers, including base salary, short-term incentive awards (which are in the form of a cash performance bonus), long-term equity awards, and benefits and perquisites.

Generally, compensation decisions, together with individual performance reviews, are made at the first and second regularly scheduled Compensation Committee meetings of the fiscal year. The short-term incentive goals and targets are approved at the Compensation Committee meeting shortly after the commencement of the applicable performance period, the intent of which is to comply with Section 162(m) of the Internal Revenue Code regarding performance-based pay.

Role of Management

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from senior management and the Compensation Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, objectives, and programs. The Chief Executive Officer, Chief Financial Officer, Chief Talent Officer, General Counsel and Corporate Secretary are the members of senior management who interact most closely with the Compensation Committee. These individuals provide the Compensation Committee with their perspectives on the design and administration of AMD’s executive compensation program and awards. In particular, these individuals work together with the Compensation Committee to enable the Compensation Committee to formulate the specific plan and award designs, performance measures, and performance levels (i.e., threshold, target, and maximum) necessary to align AMD’s executive compensation program with its business strategies and objectives.

The Chief Executive Officer reviews with the Compensation Committee his performance evaluations of each of the other Named Executive Officers and his recommendations (except with respect to his own compensation) regarding base salary adjustments, short-term incentive awards, and long-term equity awards for the other Named Executive Officers to ensure alignment with the Compensation Committee’s pay-for-performance design principle. However, all final decisions regarding the compensation of the Named

Executive Officers are made by the Compensation Committee. The Compensation Committee conducts its own performance assessment of the Chief Executive Officer and no management recommendation is made with regard to his compensation.

While certain members of management attend the Compensation Committee’s meetings upon invitation, they do not attend either executive sessions or portions of any other meetings of the Compensation Committee where their executive compensation determinations are made by the Compensation Committee.

Assessment of Individual Performance

The Named Executive Officers’ compensation is impacted by individual performance. The Board of Directors regularly evaluates the performance of the Chief Executive Officer and the Compensation Committee annually assesses the performance of the Chief Executive Office based upon the Board of Director’s evaluation. Additionally, the Compensation Committee annually assesses the performance of the other Named Executive Officers based upon the Chief Executive Officer’s report and evaluation of such officers’ individual performance.

The assessment of the Named Executive Officers’ individual performance is a subjective assessment of accomplishment and contribution to AMD. In approving the compensation of the Named Executive Officers in 2010, the Compensation Committee considered the following accomplishments and contributions:

•

Derrick R. Meyer. Mr. Meyer (i) contributed to stabilizing our financial performance by, among other things, overseeing our efforts in increasing revenue, decreasing costs, and improving our balance sheet and cash flow and (ii) oversaw our transformation as a design silicon company and the successful settlement of our antitrust litigation against Intel Corporation.

•

Thomas J. Seifert. Mr. Seifert (i) built and strengthened an internal finance team, (ii) led the improvement of our balance sheet, including a significant reduction in our overall indebtedness and the restructuring of the maturity dates of our remaining long-term debt obligations, and (iii) led our investor relations efforts.

•

Emilio Ghilardi. Mr. Ghilardi (i) met our business transformation goals, including improving our go-to-market processes, (ii) secured new key customers, (iii) increased design wins with strategic customers, and (iv) led our global sales efforts, including managing our customer relationships to drive worldwide revenues.

•

Rick Bergman. Mr. Bergman (i) exceeded expectations on graphics product execution, making GPUs matter as a part of our full-platform initiatives and game console business development, (ii) created an integrated product roadmap for our Fusion product family, and (iii) led our product group, including overseeing the delivery of product strategies and improvement of our roadmap processes and execution.

•

Harry A. Wolin. Mr. Wolin (i) acted as the key negotiator of our antitrust settlement against Intel Corporation, (ii) played a key leadership role in the favorable extension and renegotiation of our Patent Cross License Agreement with Intel Corporation, (iii) provided a pivotal role in continuing key relationships with GLOBALFOUNDRIES Inc., (iv) maintained a deep knowledge of our patent portfolio and licensing potential, and (v) led our public affairs and corporate investigations departments.

In light of Mr. McCoy resigning as Executive Vice President, Legal and Public Affairs of AMD effective June 30, 2010, the Compensation Committee did not perform a traditional, performance evaluation of Mr. McCoy as it did for the other Named Executive Officers. However, see the section titled “2010 Executive Compensation Decisions–Elements of Compensation” below for a discussion of Mr. McCoy’s personal contributions that were considered by the Compensation Committee in approving his special performance bonus.

Role of the Compensation Consultant

During the first eight months of 2010, the Compensation Committee retained Semler Brossy as its compensation consultant to obtain objective, expert advice on executive and director compensation. Semler Brossy advised the Compensation Committee on a variety of compensation-related issues in 2010, including:

•	Compensation strategy development;

•	Pay levels of the Named Executive Officers;

•	Pay levels of the Board of Directors;

•	Peer group review;

•	Competitive pay analysis;

•	Risk assessment of our compensation policies and practices; and

•	Mr. McCoy’s special performance bonus.

In September 2010, the Compensation Committee retained Compensia, Inc. as its compensation consultant. With respect to AMD’s 2010 executive compensation program, Compensia’s role was limited to reviewing the amount of each of the Named Executive Officer’s 2010 cash performance bonus and assessing the competitiveness of such bonus payment.

In the course of conducting their respective activities, Semler Brossy and Compensia attended meetings of the Compensation Committee and presented their findings and recommendations for discussion. During 2010, Semler Brossy and Compensia also met with senior management to obtain and validate data and review materials.

In 2010, neither Semler Brossy nor Compensia provided any services to AMD, or received any payments from AMD, other than in their capacity as a consultant to the Compensation Committee.

Competitive Pay Analysis

The Compensation Committee annually evaluates how the Named Executive Officers’ compensation levels and pay practices compare to the market. Each year the Compensation Committee reviews a custom-developed group of peer companies, in combination with industry-specific survey data, to develop a reasonable representation of the “competitive market” with respect to our executive pay levels and pay practices.

To evaluate the competitiveness of the Named Executive Officers’ base salary, target cash performance bonus, and target long-term equity awards for 2010, Semler Brossy provided the Compensation Committee competitive market data derived from a custom peer group (the “Custom Peer Group”) and the following industry specific surveys (collectively, the “Industry Specific Survey Data”):

•	Radford Global Technology Survey: covering 14 companies included in the Radford Global Technology Survey, all of which were included in the Custom Peer Group;

•	Radford Global Technology Survey: covering 113 companies included in the Radford Global Technology Survey with revenue levels greater than $3 billion;

•	Towers Perrin US High Tech Survey: covering 21 companies included in the Towers Perrin US High Tech Survey with revenue levels between $3 billion and $10 billion; and

•	Towers Perrin US High Tech Survey: covering 118 companies included in the Towers Perrin US High Tech Survey.

The companies comprising the Custom Peer Group for 2010 included:

Company	Industry	Annual Revenue* (most recent FYE)
Intel Corp.	Semiconductors	$35,127
EMC Corp.	Computer Storage & Peripherals	$14,026
Texas Instruments Inc.	Semiconductors	$10,427
Qualcomm Incorporated	Communications Equipment	$10,416
Seagate Technology	Computer Storage & Peripherals	$9,805
Corning Inc.	Electronic Components	$5,395
Applied Materials Inc.	Semiconductor Equipment	$5,014
Harris Corp.	Communications Equipment	$5,005
Micron Technology Inc.	Semiconductors	$4,803
Broadcom Corp.	Semiconductors	$4,490
Agilent Technologies Inc.	Electronic Equipment and Instruments	$4,481
Lexmark International Inc.	Computer Storage & Peripherals	$3,880
Sandisk	Computer Storage & Peripherals	$3,567
Nvidia	Semiconductors	$3,326
LSI	Semiconductors	$2,219

Summary statistics
Count : 15
75th percentile		$10,111
50th percentile		$5,005
25th percentile		$4,180

AMD	Semiconductors	$5,403

*	In millions

Our compensation consultant, under the direction of the Compensation Committee, annually reviews the companies comprising the Custom Peer Group in order to maintain its appropriateness for the competitive pay analysis. The companies were generally selected based upon their (i) classification as “information technology” companies by the Global Industry Classification Standards, (ii) annual revenues (roughly 1/2x to 2x AMD’s revenues with the exception of Intel), (iii) similarities of business model with particular attention to fab-less semiconductor companies, and (iv) comparable product offerings. While Intel’s revenues were significantly greater than our revenues, Intel was included in the Custom Peer Group due to its dominant industry position. There were no changes in the Custom Peer Group composition from 2009 to 2010.

The Compensation Committee used the Custom Peer Group as its primary source in analyzing the competitiveness of the Named Executive Officers’ compensation, and used the Industry-Specific Survey Data to validate the Custom Peer Group.

Additionally, the Compensation Committee instructed Semler Brossy not to perform a competitive pay analysis of Mr. McCoy’s 2010 compensation due to his possible resignation from AMD. Semler Bossy did assist the Compensation Committee in determining the appropriateness of Mr. McCoy’s special performance bonus as further discussed below.

In using the Industry-Specific Survey Data to validate the competitive market data of the Custom Peer Group, the Compensation Committee did not apply a specific weighting to any of the four industry-specific surveys identified above, nor did it generally favor one survey over another. Instead, the Compensation Committee used its subjective judgment, without any formulaic approach, and developed a “market consensus” of the competitive market data derived from the four industry-specific surveys.

While the competitive market data is crucial to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Compensation Committee has discretion in determining the nature and extent of its use. Accordingly, while the Compensation Committee aims to set each Named Executive Officer’s total direct compensation (i.e., base salary, target cash performance bonus, and target long-term equity awards) between the 50th and 75th percentile of the Custom Peer Group, such objective is just one point of reference and not the determinative factor in setting our executives’ compensation. The purpose of the comparison is not to supplant the individual performance of a Named Executive Officer, AMD’s performance, a Named Executive Officer’s roles and responsibilities within AMD, or internal pay equity considerations when the Compensation Committee approves executive compensation. Accordingly, any Named Executive Officer’s total direct compensation may vary from the 50th and 75th percentile of the Custom Peer Group due to one or more of these other factors.

2010 EXECUTIVE COMPENSATION DECISIONS

Elements of Compensation

Our executive compensation program is comprised of several pay elements. In general, the amount of each pay element is influenced by the Named Executive Officers’ role and responsibilities within AMD, competitive market data, individual performance, Company performance and internal pay equity considerations. Additionally, each pay element is structured in accordance with any contractual arrangements we have entered into with the Named Executive Officers.

Generally, the Compensation Committee reviews and considers each pay element before making any executive compensation decisions. During fiscal 2010, our executive compensation consisted of the following pay elements:

Pay Element	Basis of Design
Base Salary	Base salaries are provided to the Named Executive Officers as compensation for day-to-day responsibilities and services to AMD and to attract and retain key talent needed to run our business. Base salaries also provide the Named Executive Officers a consistent cash flow assuming acceptable levels of individual performance and ongoing employment.

Named Executive Officer	Base Salary as of 12/26/09	Base Salary as of 12/25/10	Percentage Increase
Derrick R. Meyer	$900,000	$950,000	5.6%
Former President and Chief Executive Officer
Thomas J. Seifert	$525,000	$525,000	—
Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer
Emilio Ghilardi	$580,000	$597,000	3%
Senior Vice President, Chief Sales Officer
Rick Bergman	$475,000	$500,000	5.3%
Senior Vice President and General Manager, Product Group
Harry A. Wolin	$444,000	$475,000	7%
Senior Vice President, General Counsel and Secretary
Thomas M. McCoy	$544,000	$544,000	—
Former Executive Vice President, Legal and Public Affairs

Mr. Meyer received a 5.6% increase in his base salary effective July 1, 2010 in recognition of the individual performance factors discussed above and in an effort to increase the competitiveness of his base salary.

Pay Element	Basis of Design

Mr. Ghilardi received a 3% increase in his base salary effective July 1, 2010 in recognition of the individual performance factors discussed above, to ensure his base salary level remained competitive in the market, and in light of internal pay equity considerations. Mr. Ghilardi is key to promoting AMD’s future growth and profitability, and as a result thereof, the Compensation Committee subjectively increased his base salary to appropriately reflect proportional pay between Messrs. Ghilardi and Meyer. As discussed above, the Compensation Committee does not seek to maintain a particular ratio between the remuneration of the Chief Executive Officer and that of the other Named Executive Officers.

Mr. Bergman received a 5.3% increase in his base salary effective July 1, 2010 in recognition of the individual performance factors discussed above.

Mr. Wolin received a 7% increase in his base salary effective July 1, 2010 in recognition of the individual performance factors discussed above, Mr. Wolin assuming additional duties relating to AMD’s public affairs department upon Mr. McCoy’s resignation as Executive Vice President, and the fact that Mr. Wolin’s last base salary increase was in 2006.

Short-Term Incentives

Short-term incentives, in the form of a cash performance bonus, are provided to the Named Executive Officers under our 2006 Executive Incentive Plan (the “EIP”) and are intended to focus the Named Executive Officers on AMD’s short-term business objectives.

(in the form of a cash performance bonus)

For 2010, the Compensation Committee approved a short-term incentive award based upon the achievement of predetermined “non-GAAP operating income” goals over two six-month performance periods (i.e., January 2010 to June 2010 and July 2010 to December 2010). The Compensation Committee believes that the high volatility of our industry necessitates using achievement of performance objectives over two six-month performance periods in order to more accurately link pay with performance. Additionally, the Compensation Committee selected non-GAAP operating income as the single metric for the short-term incentive award to incentivize the Named Executive Officers to focus on improving AMD’s profitability, a key business objective of AMD for 2010. While non-GAAP operating income is a single metric, it is nevertheless a multi-dimensional measure and encourages the Named Executive Officers to focus on maximizing revenue while controlling expenses.

For 2010, we calculated “Non-GAAP operating income” as AMD’s operating income (calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”)) excluding the impact of (i) amortization expense incurred in 2010 relating to intangible assets we acquired in the ATI Technologies, Inc. acquisition, (ii) gross margin benefits realized in the first quarter of 2010 resulting from our deconsolidation of GLOBALFOUNDRIES Inc. (iii) certain restructuring reversals incurred in the second quarter of 2010, and (iv) the gain from a legal settlement in the fourth quarter of 2010.

The Compensation Committee and senior management both believe that AMD’s non-GAAP operating income reflects AMD’s profitability and is a better measure than operating income calculated in accordance with GAAP because it excludes items that are not indicative of AMD’s core operating performance. Specifically, the adjustments are intended to:

•    Align the short-term incentive award with the underlying performance of AMD’s core business;

•    Avoid volatile, artificial inflation, or deflation of the short-term incentive award due to either unusual items in the performance period or items that are not indicative of AMD’s core operating performance; and

•    Eliminate certain counterproductive short-term incentives – for example, incentives to refrain from acquiring new technologies to protect bonus payments.

Pay Element	Basis of Design

These adjustments are consistent with the adjustments made in AMD’s earnings releases, as publicly reported to the investment community, which are reviewed by the Audit and Finance Committee of our Board of Directors.

The following tables show the predetermined performance goals for non-GAAP operating income for the two six-month performance periods in 2010, together with AMD’s actual performance in 2010.

First Six-Month Period (January 2010 through June 2010) Performance Measure

Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum	Actual Performance
Non-GAAP Operating Income	$60,000,000	$150,000,000	$270,000,000	$268,000,000

Second Six-Month Period (July 2010 through December 2010) Performance Measure

Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum	Actual Performance
Non-GAAP Operating Income	$145,500,000	$350,000,000	$620,500,000	$285,000,000

The Compensation Committee set the non-GAAP operating income goals for the two six-month performance periods in 2010 at levels it believed would incentivize strong operational performance by AMD and its management, and, given anticipated market conditions at the time such goals were set, the Compensation Committee considered the goals to be difficult to achieve. However, in February 2010, at the time the first half 2010 goals were set, the Compensation Committee did not anticipate the accelerated recovery that occurred in the semiconductor industry in the first half of 2010. This rapid recovery, combined with strong product offerings and management’s solid execution, resulted in actual non-GAAP operating income for the first half of 2010 to significantly exceed the target performance level established by the Compensation Committee.

While the short-term incentive award is based upon AMD’s performance over two six-month performance periods, the Named Executive Officers’ award, if earned, is paid in a single payment after the end of the year.

For 2010, each of the Named Executive Officers, except for Messrs. Meyer and McCoy, earned a cash performance bonus. The bonus funding was weighted one-third in the first half of 2010 and two-thirds in the second half of 2010 to reflect our seasonal sale patterns. Each Named Executive Officer’s cash performance bonus is based upon a specified percentage (referred to herein as the “Bonus Target Opportunity”) of his base salary in effect at the end of the respective performance period. The Bonus Target Opportunity varies based upon the level of achievement (i.e., threshold, target, or maximum) of the performance goal for the respective performance period. Accordingly, for 2010 the cash performance bonus formula was as follows:

First Portion of the 2010 Bonus	=	Base Salary in Effect at 6/26/10	X	Bonus Target Opportunity (based upon Performance Level of Non-GAAP Operating Income Achieved)	X	1/3 weighting
Second Portion of the 2010 Bonus	=	Base Salary in Effect at 12/25/10	X	Bonus Target Opportunity (based upon Performance Level of Non-GAAP Operating Income Achieved)	X	2/3 weighting

Pay Element	Basis of Design

In light of Mr. Meyer’s influence and responsibility of the execution of AMD’s strategic incentives and business objectives (which included improving AMD’s profitability), the Compensation Committee determined that Mr. Meyer’s “target” Bonus Target Opportunity should be greater than the other Named Executive Officers. The Compensation Committee set the “target” Bonus Target Opportunity of Messrs. Seifert, Ghilardi, Bergman, and Wolin in its subjective judgment, taking into account the competitive market data and each such Named Executive Officer’s roles and responsibilities within AMD.

The target aggregate cash performance bonus, together with the actual aggregate cash performance bonus, for the two six-month performance periods in 2010 were as follows:

Named Executive Officer	Base Salary		Bonus Target Opportunity (% of base salary) Based Upon Performance Level Achieved (1)			First Portion of 2010 Potential Award Range as Percentage of Target	Second Portion of 2010 Potential Award Range as Percentage of Target	Aggregate Target Cash Bonus	Aggregate Actual Cash Bonus Paid
	as of 6/26/2010	as of 12/25/2010	Thres.	Target	Max.
Derrick R. Meyer	$900,000	$950,000	50%	200%	400%	0 to 33.33%	0 to 66.67%	$1,866,667	—	(2)
Thomas J. Seifert	$525,000	$525,000	37.5%	150%	450%	0 to 33.33%	0 to 66.67%	$787,500	$842,494
Emilio Ghilardi	$580,000	$597,000	37.5%	150%	450%	0 to 33.33%	0 to 66.67%	$887,000	$942,865
Rick Bergman	$475,000	$500,000	37.5%	150%	450%	0 to 33.33%	0 to 66.67%	$737,500	$779,656
Harry A. Wolin	$444,000	$475,000	37.5%	150%	450%	0 to 33.33%	0 to 66.67%	$697,000	$734,085
Thomas M. McCoy	—	—	—	—	—	—	—	—	—	(3)

(1)	If AMD’s performance falls between the threshold, target and maximum achievement levels, the Bonus Target Opportunity is linearly interpolated to determine the actual bonus payment.
(2)	In connection with Mr. Meyer’s resignation, he entered into a Separation Agreement and Release. Mr. Meyer was not eligible to receive a cash performance bonus for 2010 pursuant to the terms of his Separation Agreement and Release, the terms of which are further described in the section titled “Executive Compensation–Employment and Related Agreements” below.
(3)	As a result of Mr. McCoy’s possible resignation, non-GAAP operating income goals were not set for Mr. McCoy. Mr. McCoy did not receive a cash performance bonus for 2010. However, Mr. McCoy earned a special performance bonus in 2010 as described below.

The Compensation Committee designs the short-term incentive award to reward superior performance by providing for progressively increasing payments as our performance exceeds targets, and correspondingly providing for no payment unless a threshold level of performance is achieved. The Compensation Committee reviews and certifies the achievement of the Named Executive Officers’ performance goals before any payments are made. This review and certification is generally performed at the first regularly scheduled Compensation Committee meeting following the end of the fiscal year with any payout of the short-term incentive award occurring shortly thereafter. Under the terms of the EIP, the Compensation Committee has the authority to reduce any Named Executive Officer’s short-term incentive award prior to payment. For 2010, the Compensation Committee did not exercise this authority in connection with any of the Named Executive Officers.

The non-GAAP operating income goals for 2010 were established in accordance with the EIP and the payment of the cash performance bonus is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In the future, we anticipate that the Named Executive Officers’ short-term incentive awards will be based upon the achievement of one or more of the performance goals set forth in our 2011 Executive Incentive Plan. For further discussion of our 2011 Executive Incentive Plan, see Proposal 3 of this proxy statement.

Pay Element	Basis of Design
For further information about the cash performance bonus that was paid to each of the Named Executive Officers for 2010, see the 2010 Summary Compensation Table below.

Special Performance Bonus

In connection with Mr. McCoy’s resignation from AMD as an Executive Vice President effective June 30, 2010 and as an employee effective December 31, 2010, he entered into an Executive Transition Agreement and General Release. In accordance with the terms of this agreement, Mr. McCoy received a lump sum discretionary, special performance bonus of $4,000,000. The Compensation Committee approved the bonus in recognition of Mr. McCoy’s contributions over the past several years in connection with global antitrust matters, including the resolution of AMD’s antitrust litigation against Intel Corporation and the favorable extension and renegotiation of AMD’s Patent Cross License Agreement with Intel Corporation. In approving the bonus, the Compensation Committee further acknowledged that Mr. McCoy was not eligible for or offered any severance or retirement benefits other than those already vested at the time of his resignation under the terms of the Executive Transition Agreement and General Release.

In recognition of the individual, and collective, contributions of Messrs. Seifert, Bergman, and Wolin to AMD’s operating performance and business strategies and objectives in 2010, the Compensation Committee awarded them a discretionary, special performance bonus of approximately $207,500, $165,000, and $110,000, respectively.

For further information about Mr. McCoy’s Executive Transition Agreement and General Release, see the section titled “Executive Compensation– Employment and Related Agreements” below.

Long-Term Incentives (in the form of stock options and RSUs)

For 2010, the Compensation Committee granted the Named Executive Officers, except for Mr. McCoy, stock options and/or RSUs as part of our long-term incentive program.

The stock options were granted under our 2004 Equity Incentive Plan (the “2004 Plan”) and are intended to align the Named Executive Officers’ interests with our stockholders, as there is no financial gain to a Named Executive Officer unless our stock price appreciates. In general, stock options are granted with an exercise price equal to 100% of the fair market value of our common stock on the grant date, vest over a three year period, and expire seven years after the grant date. The stock options are granted in four separate installments at predetermined dates. As the grant dates are predetermined, no discretion is applied as to when the stock options are granted. The distribution of the stock options in separate installments allows the options to be priced throughout the year, which is intended to result in exercise prices that, in the aggregate, reflect less volatility and are closer aligned to AMD’s common stock price.

The RSU awards were also granted under the 2004 Plan and are intended to encourage employee retention, manage share dilution, recognize individual performance, and align the Named Executive Officers’ interests with our stockholders’ interests, as the value of the award is tied to our market value. In general, RSUs vest in three equal annual installments commencing on the one-year anniversary of the grant date.

In general, the Compensation Committee believes that the combination of stock options and RSUs offer the Named Executive Officers a competitive and stable level of equity-based compensation, while balancing the retention value of RSUs with the performance aspect of stock options.

Pay Element	Basis of Design
For 2010, the Compensation Committee approved the following equity awards for the Named Executive Officers:

Named Executive Officer	Shares Underlying Stock Options Approved for Grant (1)	Shares Underlying RSUs Approved for Grant (2)	“Target Value” of the Stock Options and RSUs Approved for Grant (3)
Derrick R. Meyer (4)	575,000	287,500	$4,600,000
Thomas J. Seifert	250,000	125,000	$2,000,000
Emilio Ghilardi	250,000	125,000	$2,000,000
Rick Bergman	250,000	125,000	$2,000,000
Harry A. Wolin	187,500	93,750	$1,500,000
Thomas M. McCoy (5)	—	—	—

(1)	These stock options were granted in four separate installments on May 15, 2010, August 15, 2010, November 15, 2010, and February 15, 2011, except for Mr. Meyer’s stock options as discussed below. For example, Mr. Seifert’s stock options were granted as follows: 62,500 on each of May 15, 2010, August 15, 2010, November 15, 2010, and February 15, 2011. Each installment of stock options vests 1/3 on May 15, 2011 and 8.375% per quarter over the next eight following quarters.
(2)	The RSUs were granted on May 15, 2010 and vest 1/3 on each of May 9, 2011, May 9, 2012, and May 9, 2013.
(3)	This column reflects the “target value” of the Named Executive Officers’ stock options and RSUs for 2010, which may be greater or less than the aggregate grant date fair value of such awards or the value that the respective Named Executive Officer realizes upon exercise of the stock options and vesting of the RSUs.
(4)	As a result of Mr. Meyer’s resignation, he was not granted 143,750 of these stock options as described below.
(5)	As a result of Mr. McCoy’s possible resignation, he was not granted any stock options or RSU awards for 2010.

In formulating the target value of each Named Executive Officer’s 2010 long-term equity awards, the Compensation Committee initially conducted an assessment of the competitive market data to develop a competitive aggregate grant date fair value for such awards (which was generally the amount necessary to bring each Named Executive Officer’s total direct compensation between the 50th and 75th percentiles of the Custom Peer Group). The Compensation Committee then converted the competitive aggregate grant date fair value into shares by using a representative “stock price” for our common stock. Historically, the Compensation Committee determined the representative “stock price” by using the 180-day trailing average of our common stock price as of the most recent fiscal year-end as a guide. However, this method resulted in an average stock price of $5.19. The Compensation Committee determined that using $5.19 would result in a projected burn rate that was excessive and not affordable. In order to maintain affordability and a reasonable burn rate, the Compensation Committee, with the assistance of Semler Brossy, subjectively determined $8.00 as the representative “stock price” for our common stock for purposes of determining the Named Executive Officers’ 2010 long-term equity awards.

Generally, the stock options and RSU awards each comprised approximately one-half of the aggregate grant date fair value of the long-term incentive awards, using a two-to-one stock option to RSU ratio.

In addition to the competitive market data, the Compensation Committee generally considered the following additional factors in determining each Named Executive Officer’s long-term equity awards: (i) affordable annual share usage, (ii) stockholder dilution, (iii) the individual performance factors discussed above for the respective Named Executive Officer, (iv) AMD’s performance, (v) the Named Executive Officers’ roles and responsibilities within AMD, and (vi) internal pay equity considerations.

Pay Element	Basis of Design

As discussed above, the Compensation Committee approved an aggregate of 575,000 stock options for Mr. Meyer for 2010. However, as a result of Mr. Meyer’s resignation in January 2011, he was not granted the last installment of his stock options (or 143,750 stock options), which were scheduled to be granted on February 15, 2011. Accordingly, Mr. Meyer received only 431,250 stock options for 2010.

Consistent with the competitive market data and Mr. Wolin’s roles and responsibilities within AMD relative to the other Named Executive Officers, the Compensation Committee awarded Mr. Wolin fewer stock options and RSU awards than Messrs. Meyer, Seifert, Ghilardi, and Bergman.

Deferred Compensation

In 2010, all of the Named Executive Officers were eligible to participate in our Deferred Income Account Plan (the “DIA”). Participation in the DIA is intended to assist the Named Executive Officers in their retirement planning, as well as restore Company contributions that are lost due to IRS limits on our Section 401(k) plan.

For further information about the DIA, see the 2010 Nonqualified Deferred Compensation Table below.

Perquisites and Other Benefits

In 2010, the Named Executive Officers were eligible to participate in certain of our U.S. benefit programs, including our Section 401(k) plan (with Company matching contributions), health care coverage, paid time-off, and paid holidays.

In January 2009, as part of our cost cutting initiatives, the Compensation Committee temporarily suspended Company matching contributions under the Section 401(k) plan for all employees, including the Named Executive Officers. However, in January 2010, we announced the partial reinstatement of the Section 401(k) plan matching contributions for 2010. At the end of 2010, we looked back at all employee contributions, including those of the Named Executive Officers, and made a one-time match equivalent to half of the full-year amount. Participants were required to be employed with AMD on December 31, 2010, to be eligible for the one-time contribution in January 2011. This Company match was one-half of 75% of contributions through December 31, 2010, up to the first 6% of pay deferred.

In addition to the above benefits, the Named Executive Officers were eligible for executive life insurance and an annual physical examination in 2010. From time to time, the Named Executive Officers may also receive patent awards and be reimbursed for certain relocation expenses, among other things. For further information regarding the perquisites and other benefits paid to the Named Executive Officers for 2010, see the “2010 Summary Compensation Table” below.

The additional benefits and perquisites described above are designed to be competitive with overall market practices and to attract and retain employee talent.

The Compensation Committee believes that, in the aggregate, the above elements of compensation provide for an emphasis on performance, with a significant upside based on exceptional Company performance. Messrs. Meyer, Seifert, Bergman, and Wolin’s total direct compensation (i.e., base salary, target cash performance bonus, and target long-term equity awards) for 2010 fell within the 50th to 75th percentile of the Custom Peer Group. Mr. Ghilardi’s total direct compensation fell below the 50th percentile of the Custom Peer Group, but the Compensation Committee subjectively determined this appropriate in light of the differences between Mr. Ghilardi’s job scope and that of other similar situated executive officers included in the competitive market data derived from the Custom Peer Group.

OTHER ASPECTS OF AMD’S EXECUTIVE COMPENSATION PROGRAM

Management Continuity Agreements or Change in Control Agreements

We entered into either a management continuity agreement or change in control agreement with each of the Named Executive Officers. The management continuity agreements and change in control agreements are designed to encourage the Named Executive Officers’ continued services in the event of a potential change in control of AMD and to allow for a smooth transition upon a change in control of AMD. In addition, these agreements are intended to provide incentives to the Named Executive Officers to execute the wishes of our Board of Directors, even in the event that the Board of Directors takes an action that may result in the elimination of a Named Executive Officer’s position with AMD.

Under the terms of these agreements, a Named Executive Officer is entitled to certain compensatory benefits only if (i) a “change in control” of AMD occurs and (ii) the Named Executive Officer’s employment is terminated, or the Named Executive Officer is constructively discharged, within two years of the change in control of AMD. The Compensation Committee believes this structure strikes a balance between incentives and executive hiring and retention without providing the benefits to the Named Executive Officers who continue to enjoy employment with an acquiring company in the event of a change in control.

In April 2009, AMD adopted a policy to, in general, not enter into any new management continuity agreements or change in control agreements with excise tax gross-up provisions. In accordance with emerging best practices, in February 2011, AMD adopted a policy clarifying it will not enter into any new change in control arrangements with excise tax gross-up provisions. Ghilardi, Bergman and Seifert’s change in control agreements do not provide for excise tax gross-ups and all of the other Named Executive Officers entered into their current change in control arrangements in 2008 or earlier.

In March 2010, AMD adopted a policy to not enter into any change in control arrangements with executive officers that provide AMD’s executive officers’ cash severance payments (upon both a change in control of AMD and a subsequent termination of employment) in excess of (i) two times the sum of the respective officer’s base salary and target cash bonus, plus (ii) a prorated cash bonus for the year in which termination occurs assuming performance at target level.

For a detailed description of the payments and benefits payable under these agreements, see the section titled “Executive Compensation—Change in Control Arrangements” below.

Severance Arrangements

In connection with Mr. Meyer’s resignation from AMD on January 10, 2011, Mr. Meyer and AMD entered into a Separation Agreement and Release. The terms of Mr. Meyer’s severance benefits under the Separation Agreement and Release were consistent with his employment agreement.

On December 18, 2008, AMD entered into an offer letter with Mr. Ghilardi. Under Mr. Ghilardi’s offer letter, in the event we terminate Mr. Ghilardi’s employment for reasons other than for cause, misconduct, material violation of policy, or conflict of interest on or before September 1, 2013, he is entitled to certain severance benefits. The severance benefits provided to Mr. Ghilardi under his offer letter were (i) intended to equal the severance benefits he would have received under similar circumstances if he had remained employed in Europe with his prior employer and that were forfeited upon joining AMD in the United States and (ii) necessary inducements to attract Mr. Ghilardi to his current role at AMD.

Except for Messrs. Meyer and Ghilardi and as discussed in the section titled “—Management Continuity Agreements or Change in Control Agreements” above, AMD is not under any contractual obligations with respect to severance with any of the Named Executive Officers that remain employed with AMD.

For a detailed description of Messrs. Meyer’s and Ghilardi’s severance benefits, see the section titled “Executive Compensation—Employment and Related Agreements” below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of nonperformance-based compensation paid to the Chief Executive Officer and any of the three other most highly compensated executive officers of AMD, other than the Chief Financial Officer, to $1 million. In establishing total compensation for such officers, the Compensation Committee considers the effect of Section 162(m).

Our business strategies and objectives may not always be consistent with the requirements of Section 162(m) for full deductibility. Therefore, deductibility under Section 162(m) is just one consideration and not the determinative factor in setting our executives’ compensation, and certain compensation paid by AMD in the future may not be fully deductible under Section 162(m).

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report will not be incorporated by reference into any such filings, nor will it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AMD’s proxy statement for its 2011 Annual Meeting.

COMPENSATION COMMITTEE

March 9, 2011

H. Paulett Eberhart, Chair

Craig A. Conway

Nicholas M. Donofrio

COMPENSATION POLICIES AND PRACTICES

The Compensation Committee reviewed our compensation policies and practices for employees generally and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on AMD.

In reaching this conclusion, the Compensation Committee, with the assistance of management, assessed the Company’s executive and broad-based compensation programs to determine if any of them created undesired or excessive risks of a material nature. The assessment included (i) a review of the Company’s compensation policies and practices for employees generally, (ii) identification of the risks that could result from such policies and practices, (iii) identification of the risk mitigators and controls, and (iv) analysis of the potential risks against the risk mitigators and controls and AMD’s business strategy and objectives. Although the Compensation Committee reviewed all of AMD’s compensation programs, the Compensation Committee focused on the programs that have variability of payout and in which employees could directly affect the payout of incentives. These programs included AMD’s 2006 Executive Incentive Plan, 2005 Annual Incentive Plan, Sales Incentive Plan and 2004 Equity Incentive Plan.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•	Our compensation practices and policies appropriately balance base pay versus variable pay and short-term versus long-term incentives.

•

Although AMD’s 2006 Executive Incentive Plan, 2005 Annual Incentive Plan and Sales Incentive Plan have variability of payout, any potential risks associated with such plans are controlled or mitigated by: (i) the performance goals being multi-dimensional, thereby increasing the range of performance over which incentives are paid; (ii) the performance goals being aligned with AMD’s business strategies and objectives and/or being company-wide financial goals that are quantitative and measurable; (iii) the use of sliding payout scales, with the payouts linearly interpolated for performance falling between threshold, target and maximum achievement levels; (iv) the ability of the Compensation Committee and/or management to exercise discretion to reduce payouts, including in connection with extraordinary or unanticipated company events; (v) the existence of multiple internal controls and approval processes that are intended to prevent manipulation of performance; and (vi) the incentive opportunities being capped.

•

Although the grant of equity awards under AMD’s 2004 Equity Incentive Plan could incentivize employees to, among other things, focus on increasing AMD’s short-term stock price rather than the creation of sustainable stockholder value, that risk is controlled by: (i) awarding a combination of stock options and RSUs; (ii) the vesting provisions being aligned with stockholders’ interests; (iii) the stock options being granted in four separate installments at predetermined dates, thereby allowing options to be priced throughout the year, which is intended to result in exercise prices that, in the aggregate, reflect less volatility and are closer aligned to AMD’s common stock price; and (iv) AMD’s stock ownership guidelines for employees at the senior vice president level and above.

•	We have implemented claw-back provisions and policies, as described in more detail above.

EXECUTIVE COMPENSATION

The following table shows compensation information for the individuals serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2010, our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the fiscal 2010 and our former Executive Vice President, Legal and Public Affairs because he was an executive officer during 2010 and disclosure would have been provided for him if he were serving as an executive officer at the end of fiscal 2010 (“Named Executive Officers”).

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Derrick R. Meyer(6)	2010	$925,381	$0	$2,530,000	$2,084,128	$0	$10,329	$5,549,838
Former President and Chief Executive Officer	2009	$792,685	$45,000	$1,804,500	$1,897,864	$0	$7,478	$4,547,527
	2008	$856,732	$0	$2,456,970	$1,929,477	$0	$26,220	$5,269,399

Thomas J. Seifert(7)	2010	$524,992	$207,506	$1,100,000	$590,718	$842,494	$139,629	$3,405,339
Senior Vice President, Chief Financial Officer, Interim Chief Executive Officer	2009	$121,152	$150,000	$773,750	$666,354	$0	$29,629	$1,740,885
	2008	—	—	—	—	—	—	—

Rick Bergman(8)	2010	$510,754	$165,344	$1,100,000	$772,087	$779,656	$88,944	$3,416,785
Senior Vice President and General Manager, Products Group	2009	$—	$—	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—	$—	$—

Emilio Ghilardi(9)	2010	$588,836	$0	$1,100,000	$772,087	$942,865	$10,256	$3,414,044
Senior Vice President, Chief Sales Officer	2009	$514,195	$271,750	$451,125	$372,943	$897,252	$63,404	$2,570,669
	2008	—	—	—	—	—	—	—

Harry A. Wolin(10)	2010	$516,751	$110,113	$825,000	$563,951	$734,085	$7,317	$2,757,217
Senior Vice President, General Counsel and Secretary	2009	$—	$—	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—	$—	$—

Thomas M. McCoy(11)	2010	$625,604	$4,000,000	$0	$120,913	$0	$9,601	$4,756,118
Former Executive Vice President Legal and Public Affairs	2009	$499,020	$20,400	$300,750	$299,140	$0	$5,074	$1,124,384
	2008	$544,003	$0	$555,750	$507,049	$0	$33,551	$1,640,353

(1)	For 2010, salary amounts also reflect the following: for Mr. Bergman, $23,062 representing a cash out of a portion of accrued vacation; for Mr. Wolin, $22,856 representing a cash out of a portion of accrued vacation and $34,154 representing a cash out in lieu of sabbatical; and for Mr. McCoy, $83,693 representing a cash out of accrued vacation upon resignation.
(2)	For 2010, bonus amounts represent special performance bonuses for (i) Messrs. Seifert, Bergman and Wolin in recognition of strong individual performance in 2010, and (ii) for Mr. McCoy, in recognition of his contributions over the past several years in connection with global antitrust matters, including the resolution of AMD’s antitrust litigation against Intel Corporation and the favorable extension and renegotiation of AMD’s Patent Cross License Agreement with Intel Corporation. See “Compensation Discussion and Analysis,” above for further information. For 2009, bonus amounts represent a one-time payment to restore 2009 base salaries for September through November 2009 to pre-reduction levels. All AMD employees, including Named Executive Officers, who participated in the salary reduction in February 2009 received this one-time payment. For Mr. Ghilardi, the 2009 bonus amount also includes his sign-on bonus of $250,000. Mr. Seifert did not participate in the salary reduction, and his 2009 bonus amount represents his sign-on bonus.
(3)	Amounts shown represent the aggregate grant date fair value of the RSUs granted in the year indicated computed in accordance with FASB ASC Topic 718, except no assumptions for forfeiture were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 25, 2010. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.
(4)

Amounts shown represent the aggregate grant date fair value of option awards granted in the year indicated computed in accordance with FASB ASC Topic 718, except no assumptions for forfeiture were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 25, 2010. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. There is no assurance that the value, if any, eventually realized will correspond to the amount shown. Amounts shown include the fourth installment of Messrs. Meyer’s, Bergman’s, Ghilardi’s, Wolin’s and McCoy’s option grant for 2009, which was granted on February 15, 2010, but do not include the fourth installment of Messrs Seifert’s, Bergman’s, Ghilardi’s or Wolin’s option grant for 2010, which was granted on February 15, 2011.

(5)	All Other Compensation consists of the following amounts:

Name	Matching Contributions to 401(k)	Imputed Income Related to Life Insurance	Reimbursement of Relocation Expenses	Travel by Family Member at Company Request(12)	2010 Tax Gross Up(13)	Contribution Under Deferred Income Account Plan	Patent Awards	Total
Derrick R. Meyer	$5,513	$3,491	$0	$397	$228	$0	$700	$10,329
Thomas J. Seifert	$5,513	$2,745	$104,484	$0	$26,887	$0	$0	$139,629
Rick Bergman	$5,513	$2,371	$67,455	$3,527	$6,420	$3,658	$0	$88,944
Emilio Ghilardi	$5,513	$4,743	$0	$0	$0	$0	$0	$10,256
Harry A. Wolin	$4,594	$1,710	$0	$644	$369	$0	$0	$7,317
Thomas M. McCoy	$5,513	$3,584	$0	$320	$184	$0	$0	$9,601

(6)	Mr. Meyer resigned as our President and Chief Executive Officer and member of our Board of Directors effective January 10, 2011.
(7)	Mr. Seifert joined us in October 2009. Therefore, we only included compensation information for Mr. Seifert for 2009 and 2010.
(8)	Mr. Bergman was designated an executive officer by our Board of Directors during 2010. Accordingly, we only included compensation information for Mr. Bergman for 2010.
(9)	Mr. Ghilardi was designated an executive officer by our Board of Directors during 2009. Accordingly, we only included compensation information for Mr. Ghilardi for 2009 and 2010.
(10)	Mr. Wolin was designated an executive officer by our Board of Directors during 2010. Accordingly, we only included compensation information for Mr. Wolin for 2010.
(11)	Mr. McCoy resigned from the position of Executive Vice President, Legal and Public Affairs effective June 30, 2010 and he ceased being an AMD employee effective December 31, 2010.
(12)	During 2010, a spouse or other family member accompanied the executive on one or more business trips. Flights related to these trips were on commercial airlines. Our direct costs for the commercial airfare, and, for Mr. Bergman, other expenses related to the trip, are set forth in this column.
(13)	For Messrs Meyer, Wolin and McCoy, this amount represents a tax gross up for imputed income related to commercial airline travel by a spouse who accompanied the executive on a business trip where the airfare was paid by AMD. For Mr. Seifert, this amount represents a tax gross up for certain taxable relocation expenses. For Mr. Bergman, this amount represents a tax gross up for certain taxable relocation expenses as well as imputed income related to commercial airline travel and related trip expenses by a family member who accompanied Mr. Bergman on business trips where the fares and related expenses were paid by AMD.

2010 NONQUALIFIED DEFERRED COMPENSATION

Messrs. Meyer, Bergman, Wolin and McCoy were the only Named Executive Officers with a balance in the Deferred Income Account Plan (“DIA”), a non-qualified deferred compensation plan. The following table shows certain information for these executives under the DIA for fiscal 2010.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(5)
(a)	(b)		(c)		(d)	(e)	(f)
Derrick R. Meyer	$0		$0		$26,242	$0	$330,765
Rick Bergman	$14,631	(2)	$3,658	(3)	$4,641	$0	$38,234	(4)
Harry A. Wolin	$0		$0		$71,257	$0	$401,816
Thomas M. McCoy	$0		$0		$332,297	$0	$2,084,330

(1)	Represents the net amounts credited to the DIA accounts of Messrs. Meyer, Bergman, Wolin and McCoy as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2010 Summary Compensation Table.
(2)	This amount is included in the “Salary” column of the 2010 Summary Compensation Table.

(3)	This amount is included in the “All Other Compensation” column of the 2010 Summary Compensation Table.
(4)	Does not include amount in column (c) because our contribution to Mr. Bergman’s DIA was made by us in fiscal 2011.
(5)	This amount includes $0, $14,631, $0 and $324,294 for Messrs. Meyer, Bergman, Wolin and McCoy, respectively, that was previously reported as compensation in the Summary Compensation Table for fiscal years 2006-2010, as applicable.

We maintain the DIA which allows eligible employees, including the Named Executive Officers, to voluntarily defer receipt of a portion of their salary, bonus and any commission payments until the date or dates selected by the participant. Participants may defer up to 50% of annual base salary and/or 100% of commissions and bonuses. Earnings on the deferred accounts are based on the performance of the investment funds selected by the participants. Participants make a deferral election prior to the year in which the compensation is earned that may not be terminated or changed during the year for which it was made. Generally, we make a contribution to the participant’s account if his/her annual base salary minus Section 401(k) contribution before the deferral is greater than the compensation limit for 401(k) plans. The contribution, if any, is equal to the lesser of (i) 50% of the deferred compensation credited to the participant’s account for the year and (ii) a discretionary percentage of the participant’s base salary in excess of the eligible 401(k) compensation limit for the year minus the participant’s 401(k) contributions. AMD suspended its contributions under the DIA in the first half of 2010 as part of our cost cutting initiatives that began in early 2009 in response to the challenging economic environment. However, for the second half of 2010, AMD’s discretionary contribution percentage under option (ii) above was 4.5%. For fiscal 2010, neither Messrs. Meyer, Wolin nor McCoy elected to contribute to the DIA; therefore, pursuant to the terms of the DIA, we did not make any contributions to their respective accounts for fiscal 2010. Participants are 100% vested in the value of their accounts. Participants may select their desired benchmark investment fund(s) in which their accounts are deemed to be invested and may change their investment elections at any time, with such change effective from the next business day. The amount of investment gain or loss that is credited to the participant’s account depends on the participant’s investment election. Currently, we are utilizing the investment funds, except the Lifestyle Funds, available under variable life insurance policies insured by John Hancock Life as the benchmark investment funds. For fiscal 2010, the investment return credited to the DIA accounts of Messrs. Meyer, Bergman, Wolin and McCoy were 8.6%, 18.4%, 21.6% and 19%, respectively, based on their investment elections for their DIA accounts.

The DIA accounts are distributed following a participant’s termination of employment with us unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). At the time a participant makes his/her deferral election, he/she may elect a different form of distribution for such year’s deferred compensation. The participant may elect a single lump sum distribution or annual installment distributions over three to ten years. The default form of distribution is a single lump sum. A participant may change the form of distribution election, subject to the terms of the DIA.

A participant may elect to withdraw all or part of his/her account while employed by us, subject to the terms of the DIA. The in-service withdrawal date must be at least two years after the plan year in which the election was made. An in-service withdrawal date may be changed, subject to the terms under the DIA. An unscheduled payment may also be made, subject to the terms of the DIA.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 25, 2010.

Name	Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Derrick R. Meyer(2)					66,667	$536,003
					52,667	$423,443
					300,015	$2,412,121
					287,500	$2,311,500
	25,000	0	$26.90	4/25/2011
	25,000	0	$21.08	7/13/2011
	15,000	0	$12.40	11/8/2011
	25,000	0	$14.15	11/26/2011
	9,000	0	$11.69	4/24/2012
	37,500	0	$15.20	10/31/2013
	37,500	0	$14.64	2/2/2014
	37,500	0	$14.22	4/30/2011
	16,500	0	$11.33	7/28/2011
	37,500	0	$15.50	10/25/2011
	37,500	0	$16.66	2/3/2012
	37,500	0	$14.16	4/28/2012
	37,500	0	$20.10	7/27/2012
	18,750	0	$33.95	5/4/2013
	18,750	0	$17.81	7/25/2013
	18,750	0	$20.32	10/24/2013
	18,750	0	$14.83	2/15/2014
	50,000	0	$15.40	5/15/2014
	50,000	0	$11.95	8/15/2014
	50,000	0	$12.70	11/15/2014
	50,000	0	$6.45	2/15/2015
	83,332	16,668	$7.41	5/15/2015
	48,275	30,725	$5.64	8/15/2015
	217,774	62,226	$5.64	8/15/2015
	68,749	13,751	$5.64	8/15/2015
	28,332	16,668	$2.43	11/15/2015
	13,275	30,725	$2.43	11/15/2015
	14,583	2,917	$5.64	11/15/2015
	28,333	16,667	$2.42	2/15/2016
	13,275	30,725	$2.42	2/15/2016
	48,276	30,724	$4.01	5/15/2016
	112,500	112,500	$4.01	5/15/2016
	112,500	112,500	$3.69	8/15/2016
	112,500	112,500	$6.53	11/15/2016
	112,494	112,506	$7.87	2/15/2017
	0	143,750	$8.80	5/15/2017
	0	143,750	$6.49	8/15/2017
	0	143,750	$7.57	11/15/2017

Name	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Thomas J. Seifert						83,338	(9)	$670,038
						125,000	(5)	$1,005,000
	83,333	166,667	(8)	$6.19	10/15/2016
	0	62,500	(13)	$8.80	5/15/2017
	0	62,500	(13)	$6.49	8/15/2017
	0	62,500	(13)	$7.57	11/15/2017

Rick Bergman						16,667	(3)	$134,003
						75,004	(4)	$603,032
						125,000	(5)	$1,005,000
	90,000	0		$2.21	12/15/2015
	2,106	0		$3.80	4/1/2011
	6,978	0		$3.80	4/1/2011
	917	0		$3.80	5/2/2012
	917	0		$3.80	5/15/2014
	917	0		$3.80	8/15/2014
	3,721	0		$3.80	11/15/2014
	3,056	0		$3.80	4/10/2013
	5,555	0		$3.80	2/15/2015
	20,833	4,167	(6)	$5.64	8/15/2015
	20,833	4,167	(6)	$2.43	11/15/2015
	20,833	4,167	(6)	$2.42	2/15/2016
	5,556	5,555	(12)	$3.80	5/15/2015
	764	763	(12)	$3.80	2/15/2015
	429	429	(12)	$3.80	4/10/2013
	229	229	(12)	$3.80	5/15/2014
	229	229	(12)	$3.80	8/15/2014
	229	229	(12)	$3.80	11/15/2014
	28,128	28,122	(7)	$4.01	5/15/2016
	28,125	28,125	(7)	$3.69	8/15/2016
	28,125	28,125	(7)	$6.53	11/15/2016
	28,123	28,127	(7)	$7.87	2/15/2017
	0	62,500	(13)	$8.80	5/15/2017
	0	62,500	(13)	$6.49	8/15/2017
	0	62,500	(13)	$7.57	11/15/2017

Emilio Ghilardi						13,334	(10)	107,205
						75,004	(4)	603,032
						125,000	(5)	1,005,000
	66,670	40,002	(11)	$5.18	9/15/2015
	75,000	0		$2.21	12/15/2015
	28,128	28,122	(7)	$4.01	5/15/2016
	4,688	28,125	(7)	$3.69	8/15/2016
	28,125	28,125	(7)	$6.53	11/15/2016
	28,123	28,127	(7)	$7.87	2/15/2017
	0	62,500	(13)	$8.80	5/15/2017
	0	62,500	(13)	$6.49	8/15/2017
	0	62,500	(13)	$7.57	11/15/2017

Name	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Harry A. Wolin						12,667	(3)	$101,843
						50,003	(4)	$402,024
						93,750	(5)	$753,750
	360	0		$5.92	10/24/2012
	360	0		$5.92	10/24/2012
	2,292	0		$6.67	12/18/2012
	10,000	0		$6.45	2/15/2015
	99,900	0		$2.21	12/15/2015
	72	0		$3.80	4/24/2012
	240	0		$3.80	7/24/2012
	253	0		$3.80	4/25/2011
	327	0		$3.80	7/13/2011
	1,681	0		$3.80	11/8/2011
	3,278	0		$3.80	11/26/2011
	327	0		$3.80	11/26/2011
	1,250	0		$3.80	5/1/2013
	3,750	0		$3.80	2/2/2014
	1,750	0		$3.80	4/30/2011
	3,000	0		$3.80	6/7/2011
	1,750	0		$3.80	7/28/2011
	1,750	0		$3.80	10/25/2011
	795	0		$3.80	2/3/2012
	2,456	0		$3.80	4/28/2012
	1,116	0		$3.80	7/27/2012
	795	0		$3.80	5/4/2013
	795	0		$3.80	7/25/2013
	795	0		$3.80	10/24/2013
	1,750	0		$3.80	2/25/2014
	1,334	0		$3.80	5/15/2014
	1,334	0		$3.80	8/15/2014
	1,334	0		$3.80	11/15/2014
	333	333	(12)	$3.80	5/15/2014
	333	333	(12)	$3.80	8/15/2014
	333	333	(12)	$3.80	11/15/2014
	15,624	3,126	(6)	$7.41	5/15/2015
	15,624	3,126	(6)	$5.64	8/15/2015
	15,625	3,125	(6)	$2.43	11/15/2015
	15.624	3,126	(6)	$2.42	2/15/2016
	18,752	18,748	(7)	$4.01	5/15/2016
	18,750	18,750	(7)	$3.69	8/15/2016
	18,750	18,750	(7)	$6.53	11/15/2016
	18,749	18,751	(7)	$7.87	2/15/2017
	0	46,875	(13)	$8.80	5/15/2017
	0	46,875	(13)	$6.49	8/15/2017
	0	46,875	(13)	$7.57	11/15/2017

Name	Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Thomas M. McCoy(14)					25,000	$201,000
					50,003	$402,024
	6,250	0	$26.90	4/25/2011
	6,250	0	$21.08	7/19/2011
	6,250	0	$14.15	11/26/2011
	31,250	0	$15.20	10/31/2013
	31,250	0	$14.64	2/2/2014
	31,250	0	$14.22	4/30/2011
	3,472	0	$11.33	7/28/2011
	31,250	0	$15.50	10/25/2011
	31,250	0	$16.66	2/3/2012
	30,000	0	$14.16	4/28/2012
	30,000	0	$20.10	7/27/2012
	15,000	0	$33.95	5/4/2013
	15,000	0	$17.81	7/25/2013
	15,000	0	$20.32	10/24/2013
	15,000	0	$14.83	2/15/2014
	15,000	0	$15.40	5/15/2014
	15,000	0	$11.95	8/15/2014
	15,000	0	$12.70	11/15/2014
	15,000	0	$6.45	2/15/2015
	31,249	6,251	$7.41	5/15/2015
	31,249	6,251	$5.64	8/15/2015
	31,249	6,251	$2.43	11/15/2015
	150,000	0	$2.21	12/15/2015
	31,249	6,251	$2.42	2/15/2016
	18,752	18,748	$4.01	5/15/2016
	18,750	18,750	$3.69	8/15/2016
	18,750	18,750	$6.53	11/15/2016
	18,749	18,751	$7.87	2/15/2017

(1)	The dollar value of these awards is calculated by multiplying the number of units by $8.04 per share, the last reported sales price of our common stock on December 23, 2010, the last trading day of fiscal 2010.
(2)	The vesting of Mr. Meyer’s RSUs and stock option awards was accelerated, and all his equity awards became fully vested in connection with his resignation as President, Chief Executive Officer and member of our Board of Directors, effective January 10, 2011 and pursuant to the terms of his employment agreement with us dated July 17, 2008 and his separation agreement and release dated January 10, 2011. Mr. Meyer received the shares issuable under the vested RSUs on January 18, 2011, the effective date of the ADEA release per the terms of his separation agreement and release.
(3)	This award vested 33 1/3% on 8/9/2009 then vests 33 1/3% annually for the next two years.
(4)	This award vested 33 1/3% on 8/9/2010 then vests 33 1/3% annually for the next two years.
(5)	This award vests 33 1/3% on 5/9/2011 then vests 33 1/3% annually for next two years.
(6)	This option vested 33 1/3% on 5/15/2009 then vests 8.33% quarterly for the next two years.
(7)	This option vested 33 1/3% on 5/15/2010 then vests 8.33% quarterly for the next two years.
(8)	This option vested 33 1/3% on 11/15/2010 then vests 8.33% quarterly for the next two years.
(9)	This award vested 33 1/3% on 11/9/2010 then vests 33 1/3% annually for the next two years.
(10)	This award vested 33 1/3% on 11/9/2009 then vests 33 1/3% annually for the next two years.
(11)	This option vested 33 1/3% on 9/15/2009 then vests 8.33% quarterly for the next two years.
(12)	This option vested 50% on 7/27/2010 then vests 50% on 7/27/2011.
(13)	This option vests 33 1/3% on 5/15/2011 then vests 8.33% quarterly for the next two years.
(14)	Mr. McCoy’s stock options and RSUs ceased vesting upon his resignation from AMD on December 31, 2010. His vested and unexercised stock options must be exercised by him no later than the earlier of the expiration date of the option or December 30, 2012. Any vested and unexercised stock options not exercised as of such time will expire.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table shows all plan-based awards granted to the Named Executive Officers in fiscal 2010.

Name	Grant Date	Compensation Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise of Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(i)		(j)		(k)	(l)
Derrick R. Meyer(6)			$466,667	$1,866,667	$3,733,333
	2/15/2010	5/6/2009						225,000		7.87	$725,476
	5/15/2010	5/14/2010						143,750		8.80	$540,155
	5/15/2010	5/14/2010				287,500					$2,530,000
	8/15/2010	5/14/2010						143,750		6.49	$391,927
	11/15/2010	5/14/2010						143,750		7.57	$426,570
Thomas J. Seifert			$196,875	$787,500	$2,362,500
	5/15/2010	5/14/2010						62,500	(7)	8.80	$234,850
	5/15/2010	5/14/2010				125,000	(8)				$1,100,000
	8/15/2010	5/14/2010						62,500	(7)	6.49	$170,403
	11/15/2010	5/14/2010						62,500	(7)	7.57	$185,465
Rick Bergman			$184,375	$737,500	$2,212,500
	2/15/2010	5/6/2009						56,250	(9)	7.87	$181,369
	5/15/2010	5/14/2010						62,500	(7)	8.80	$234,850
	5/15/2010	5/14/2010				125,000	(8)				$1,100,000
	8/15/2010	5/14/2010						62,500	(7)	6.49	$170,403
	11/15/2010	5/14/2010						62,500	(7)	7.57	$185,465
Emilio Ghilardi			$221,750	$887,000	$2,661,000
	2/15/2010	5/6/2009						56,250	(9)	7.87	$181,369
	5/15/2010	5/14/2010						62,500	(7)	8.80	$234,850
	5/15/2010	5/14/2010				125,000	(8)				$1,100,000
	8/15/2010	5/14/2010						62,500	(7)	6.49	$170,403
	11/15/2010	5/14/2010						62,500	(7)	7.57	$185,465
Harry A. Wolin			$174,250	$697,000	$2,091,000
	2/15/2010	5/6/2009						37,500	(9)	7.87	$120,913
	5/15/2010	5/14/2010						46,875	(7)	8.80	$176,138
	5/15/2010	5/14/2010				93,750	(8)				$825,000
	8/15/2010	5/14/2010						46,875	(7)	6.49	$127,802
	11/15/2010	5/14/2010						46,875	(7)	7.57	$139,099
Thomas M. McCoy			$—	$—	$—
	2/15/2010	5/6/2009						37,500	(10)	7.87	$120,913

(1)	All actions necessary to approve the RSU and stock option awards shown in this table were taken by the Compensation Committee at its meeting on May 14, 2010. As part of the approval, and consistent with our equity grant procedures, the Compensation Committee determined that the stock option awards would be granted in four separate installments at predetermined dates, on May 15, 2010, August 15, 2010, November 15, 2010 and February 15, 2011. For further information on our equity grant procedures, see the section titled “Compensation Discussion and Analysis – 2010 Executive Compensation Decisions – Elements of Compensation.”
(2)	For 2010, the Compensation Committee approved a short-term incentive award under the 2006 Executive Incentive Plan for certain of the Named Executive Officers based upon the achievement of predetermined “non-GAAP operating income” goals over two six-month performance periods (i.e., January 2010 to June 2010 and July 2010 to December 2010). While the short-term incentive award is based upon AMD’s performance over two six-month performance periods, the Named Executive Officers’ award, if earned, is paid in a single payment after the end of the year. The actual amount paid for 2010 pursuant to such short-term incentive award is included in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table above. For further information on the short-term incentive award, see the section titled “Compensation Discussion and Analysis—2010 Executive Compensation Decisions” above.
(3)	Amounts shown reflect RSUs granted under the 2004 Equity Incentive Plan.
(4)	These stock options were granted under the 2004 Equity Incentive Plan.
(5)	Amounts shown represent the grant date fair value of the respective award computed in accordance with FASB ASC Topic 718, except no assumptions for forfeiture were included. For a discussion of the assumptions made in the valuation reflected in these amounts, see Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 25, 2010. The option exercise price has not been deducted from the amounts shown in this column. Regardless of the value on the grant date, the actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for stock options, upon the excess of the stock price over the exercise price.

(6)	The vesting of Mr. Meyer’s RSUs and stock options was accelerated, and all his equity awards became fully vested in connection with his resignation as President, Chief Executive Officer and member of our Board of Directors, effective January 10, 2011, pursuant to the terms of his employment agreement with us dated July 17, 2008 and his separation agreement and release dated January 10, 2011. Mr. Meyer received the shares issuable under the vested RSUs on January 18, 2011, the effective date of the ADEA release per the terms of the separation agreement and release.
(7)	This option vests 33 1/3% on 5/15/2011 then vests 8.33% quarterly for the next two years.
(8)	This award vests 33 1/3% on 5/9/2011 then vests 33 1 /3% annually for the next two years.
(9)	This option vested 33 1/3% on 5/15/2010 then vests 8.33% quarterly for the next two years.
(10)	This option vested 33 1/3% on 5/15/2010 then vested 8.33% quarterly until 12/31/10, when Mr. McCoy ceased being an employee of the Company. His vested and unexercised stock options must be exercised by him no later than the earlier of the expiration date of the option or December 30, 2012. Any vested and unexercised stock options not exercised as of such time will expire.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Named Executive Officers during fiscal 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Derrick R. Meyer	180,000	$1,233,032	306,571	$2,231,401
Thomas J. Seifert	0	$0	41,662	$329,546
Rick Bergman	4,000	$14,280	61,030	$454,099
Emilio Ghilardi	98,437	$438,469	50,830	$383,692
Harry A. Wolin	1,518	$4,814	47,550	$355,110
Thomas M. McCoy	0	$0	60,997	$454,360

(1)	Value is the number of underlying shares exercised, multiplied by the difference between the market price of our common stock at exercise and the exercise price of the stock options.
(2)	Value is the market price of our common stock on the date of vesting multiplied by the number of vested shares.

Employment and Related Agreements

Mr. Meyer’s Employment Agreement.    On July 17, 2008, we entered into an employment agreement with Derrick R. Meyer, (the “Meyer Employment Agreement”), pursuant to which Mr. Meyer became our President and Chief Executive Officer, effective July 17, 2008. As of the end of fiscal 2010, Mr. Meyer’s annual base salary was $950,000. Mr. Meyer was also eligible for an annual performance bonus under our Executive Incentive Plan in a target amount of 200% of his base salary and a maximum amount of 400% of his base salary, to be payable upon his achievement of certain performance goals to be determined by the Board of Directors.

Pursuant to the terms and conditions of the Meyer Employment Agreement, the Meyer Employment Agreement may be terminated by (i) our termination of Mr. Meyer for Cause (as defined in the Meyer Employment Agreement), (ii) Mr. Meyer’s Involuntary Termination Without Cause (as defined in the Meyer Employment Agreement), (iii) Mr. Meyer’s Constructive Termination (as defined in the Meyer Employment Agreement), (iv) Mr. Meyer’s voluntary election to terminate his employment with us or Mr. Meyer’s death or disability or (v) in Mr. Meyer’s discretion, in the event the Compensation Committee fails to approve any of Mr. Meyer’s compensation subject to its approval.

In the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination prior to or more than 24 months after a Change of Control (as defined in the Meyer Employment Agreement) of AMD, all equity awards then held by Mr. Meyer subject to vesting and based on Mr. Meyer’s continued service with us

(i.e., non-performance vesting awards) shall accelerate and become fully vested. In addition, the exercise period for such equity awards shall be extended to the earlier of the fifth (5th ) anniversary of the date of termination or the expiration of such awards. In the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination within 24 months of a Change of Control, all equity awards then held by Mr. Meyer shall accelerate and become fully vested. The exercise period for all such equity awards shall also be extended to the earlier of the fifth anniversary of the date of Mr. Meyer’s termination or the expiration of such awards.

In the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination, we will pay Mr. Meyer a single lump sum amount calculated by multiplying the Severance Multiplier (as hereinafter defined) times the sum of Mr. Meyer’s base salary and the target amount of his annual bonus. The “Severance Multiplier” is (i) three, in the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination on or prior to the fourth anniversary of the effective date of the Meyer Employment Agreement, and (ii) two, in the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination after the fourth anniversary of the effective date of the Meyer Employment Agreement. We will provide Mr. Meyer health and welfare benefits for a period of eighteen (18) months following the date of termination, including, at our election, COBRA premiums for eighteen (18) months, and we shall pay Mr. Meyer an amount calculated to pay income taxes due, if any, as a result of our payment on his behalf for such benefits. Mr. Meyer is also eligible to receive reimbursements for personal, financial and tax planning up to $4,000 for twelve months. In the event Mr. Meyer’s employment is terminated due to death or disability, he is entitled to the acceleration of non-performance based equity awards and health and welfare benefits for a period of eighteen (18) months. Further, under the terms of the Meyer Employment Agreement, if benefits provided to Mr. Meyer are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then we will pay to him an amount necessary to place him in the same after-tax position as he would have been had no excise tax or penalty been imposed.

Pursuant to the Meyer Employment Agreement, Mr. Meyer is subject to a (i) two-year non-compete covenant to refrain from engaging in activities that would be competitive or conflict with his obligations to us and (ii) two-year non-solicitation covenant to refrain from soliciting or influencing any persons or business to direct his or its purchase of our products to any other person or business in competition with us and to refrain from soliciting or influencing any persons employed by, or any consultant retained by, us to terminate his employment or consulting relationship with us or to become an employee of or consultant to any of our competitors.

Mr. Meyer’s Separation Agreement and Release.    On January 10, 2011, Mr. Meyer resigned as President and Chief Executive Officer of AMD and director of AMD, effective January 10, 2011 (the “Separation Date”). Mr. Meyer executed a Separation Agreement and Release upon his departure, which summarized the payments and benefits he is eligible to receive under the Meyer Employment Agreement upon an Involuntary Termination Without Cause. Specifically, on the first business day following the six-month anniversary of the Separation Date, we will pay Mr. Meyer an aggregate amount equal to $8,550,000 (plus interest earned on such amount calculated based on the then applicable short-term Applicable Federal Rate for federal tax purposes). We will also reimburse Mr. Meyer for COBRA premium payments for himself and his eligible dependents under the Company’s group medical and dental plans for a period of eighteen (18) months following the Separation Date, and we will reimburse him for the full cost of life insurance coverage comparable to the life insurance coverage provided to Mr. Meyer by us. We will also pay as additional tax withholding remitted to the appropriate taxing authority an amount or amounts calculated to pay any income and employment taxes due as a result of the reimbursements by us for such COBRA premium payments and cost of life insurance coverage. On the Separation Date, all equity awards then held by Mr. Meyer subject to vesting and based on Mr. Meyer’s continued service with us (i.e., non-performance vesting awards) accelerated and became fully vested. In addition, the exercise period for any stock option awards was extended to the earlier of the fifth (5th ) anniversary of the date of termination or the expiration of such awards. We will also reimburse Mr. Meyer for personal financial planning services up to $4,000 for twelve (12) months following the Separation Date. Pursuant to the Separation Agreement and Release, Mr. Meyer affirmed his continuing obligations under his Proprietary

Information and Invention Assignment Agreement dated November 13, 1995. He is also subject to a two-year non-compete covenant and a two-year non-solicitation covenant as described above. The payments and benefits set forth in Mr. Meyer’s Separation Agreement and Release are consistent with the Meyer Employment Agreement.

Mr. Seifert’s Offer Letter and Relocation Expenses and Sign-On Bonus Agreements.    On September 17, 2009, Thomas Seifert was appointed our Senior Vice President and Chief Financial Officer, effective October 12, 2009. Pursuant to a sign-on bonus agreement signed September 1, 2009 between Mr. Seifert and us, we paid him a one-time sign on bonus of $150,000 in 2009, and pursuant to a relocation expenses agreement signed September 3, 2009 between Mr. Seifert and us, we reimbursed Mr. Seifert in the amount of $104,484 for certain relocation expenses incurred in 2010 and $24,650 for certain relocation expenses incurred in 2009.

Pursuant to the relocation expenses agreement and the sign-on bonus agreement, in the event Mr. Seifert’s employment is terminated prior to October 12, 2011, Mr. Seifert will repay us for the relocation expenses and the sign-on bonus, less 8.33% of the relocation expenses and sign-on bonus for each full month of employment completed after his twelfth month of employment. Mr. Seifert also entered into a Change of Control Agreement with us which is described in the “Change in Control Arrangements” section below.

On January 10, 2011, we appointed Mr. Seifert as interim Chief Executive Officer. In connection with Mr. Seifert’s appointment as interim Chief Executive Officer, Mr. Seifert may receive a discretionary bonus at the end of his service as the interim Chief Executive Officer, which will be determined by the Compensation Committee and is in addition to what Mr. Seifert is currently receiving as compensation for being our Senior Vice President and Chief Financial Officer. The amount of the discretionary bonus will equal an amount not to exceed $100,000 per month served as the interim Chief Executive Officer based on criteria established by the Compensation Committee in its sole discretion.

Mr. Ghilardi’s Offer Letter.    Mr. Ghilardi joined us in August 2008 as Vice President of Sales for EMEA. Effective January 1, 2009, he was promoted to Senior Vice President and Chief Sales Officer and relocated from Europe to the United States in March 2009. Pursuant to the terms of the offer letter signed January 14, 2009, between Mr. Ghilardi and us, which contemplated his move to the United States, we reimbursed Mr. Ghilardi in the amount of approximately $59,300 for certain relocation expenses incurred by him in 2009 and we paid him a sign-on bonus of $250,000 in 2009. The bonus was, in part, intended to offset additional relocation expenses related to the sale of his home in Switzerland and the purchase of his home in Texas.

Mr. Ghilardi also entered into a Change in Control Agreement with us which is described in the “Change in Control Arrangements” section below. In addition, pursuant to Mr. Ghilardi’s offer letter, if we terminate Mr. Ghilardi’s employment for reasons other than just cause, misconduct, material violation of policy or conflict of interest on or before September 1, 2013, we are obligated to pay him 24 months of base salary as severance, inclusive of any notice periods or other amounts provided under his Change in Control Agreement. This severance was intended to equal the severance he would have received under similar circumstances if he had remained employed in Europe with his former employer. Matters constituting just cause, misconduct, material violation of policy or conflict of interest are determined by the judgment and discretion of our Chief Executive Officer.

Mr. Bergman’s Relocation Expenses Agreement.    Pursuant to a relocation expenses agreement signed February 22, 2010, between Mr. Bergman and us, we reimbursed Mr. Bergman in the amount of $67,455 for certain relocation expenses incurred by Mr. Bergman in 2010. In the event Mr. Bergman’s employment is terminated within 13 months of Mr. Bergman’s transfer date of January 25, 2010, Mr. Bergman will repay all relocation expenses. In the event Mr. Bergman’s employment with us is terminated after 13 months but less than 24 months following his transfer date, Mr. Bergman will repay us for the relocation expenses, less 8.33% of the relocation expenses for each full month of employment completed after his twelfth month of employment. In February 2011, the Compensation Committee approved a 6-month extension to Mr. Bergman’s relocation expenses agreement. Mr. Bergman also entered into a Change of Control Agreement with us which is described in the “Change in Control Arrangements” section below.

Mr. McCoy’s Executive Transition Agreement and General Release. On June 29, 2010, we entered into an Executive Transition Agreement and General Release with Mr. McCoy pursuant to which Mr. McCoy resigned his employment with us, our subsidiaries, joint ventures or other affiliates effective December 31, 2010, (the “Resignation Date”). Effective June 30, 2010, Mr. McCoy no longer served as an executive officer of the Company. Mr. McCoy continued to receive his then-current base salary compensation through the Resignation Date. In addition, during this period, his stock options and RSUs continued to vest, and he continued to be eligible for health and other insurance benefits. Following the Resignation Date, Mr. McCoy retained any earned and vested retirement benefits under the DIA and the AMD 401(k) plan and was eligible for benefit continuation under certain of the AMD health care plans as required under COBRA. Under his agreement, Mr. McCoy received a $4,000,000 performance bonus in recognition and acknowledgment of the contributions over the past several years that Mr. McCoy provided to us in connection with global antitrust matters, including the resolution of AMD’s antitrust litigation against Intel Corporation and the favorable extension and renegotiation of AMD’s Patent Cross License Agreement with Intel Corporation. Pursuant to the terms of his agreement, the performance bonus was paid in a single lump sum on June 30, 2010.

Change in Control Arrangements

Management Continuity Agreements. We entered into a management continuity agreement with Mr. Wolin in 2005 in order to encourage his continued service in the event of a change in control. For purposes of his management continuity agreement, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. In addition, a change in control shall be deemed to have occurred on:

•	the acquisition by any person, other than us or any employee benefit plan of ours, of beneficial ownership of more than 20% of the combined voting power of our then-outstanding securities;

•	a change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or

•	a determination by certain members of the Board of Directors within one year after an event that such event constitutes a change in control.

The management continuity agreement provides that, if within two years after a change in control Mr. Wolin’s employment is terminated by us without cause or he is constructively discharged, he will receive:

•	a severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•	payment of his prorated accrued bonus for the portion of the year prior to the date of termination;

•

twelve months’ continuation of health and welfare comparable to those in effect on the date of termination and any income taxes due as a result of the payment by us for such health and welfare benefits;

•	reimbursement of personal financial and tax planning up to $4,000 for twelve months following the date of termination; and

•

full and immediate vesting of all unvested equity awards and options may be exercised for the period of one year from the date of termination or the original option exercise period, whichever is shorter.

Pursuant to the management continuity agreement, if benefits provided to Mr. Wolin are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then we will pay to Mr. Wolin an amount necessary to place him in the same after-tax position as he would have been had no excise tax or penalty been imposed.

Change in Control Agreements. We entered into change in control agreements with Messrs. Seifert, Bergman and Ghilardi designed to encourage their continued services in the event of a change in control. For purposes of these change in control agreements, a change in control generally means any of the following events:

•	the acquisition by any person representing more than 50% of the then outstanding shares of stock of the Company or the combined voting power of the Company’s voting securities;

•	a change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met;

•	there is a merger or consolidation of the Company into any other corporation, where immediately after the merger or consolidation 50% or less of the combined voting power of the Company survives; or

•	the stockholders approve a plan of complete liquidation or sale of the Company’s assets.

The change in control agreements provide that, if within two years after a change in control, the executive’s employment is terminated by us without cause or they are constructively discharged, he/they will receive:

•

for Mr. Ghilardi—a severance benefit equal to three times the sum of his rate of annual compensation plus three times his target annual bonus in the year of termination. For Messrs. Bergman and Seifert—a severance benefit equal to two times the sum of his rate of annual compensation plus two times his target annual bonus in the year of termination.

•	all unvested equity will vest and be exercisable and options may be exercised for the period of one year from the date of termination or the original option exercise period, whatever is shorter;

•	payment of the executive’s prorated bonus assuming performance at target levels for the portion of the year prior to the date of termination;

•	reimbursement of personal financial and tax planning up to $4,000 for twelve months following the date of termination; and

•	twelve months’ continued health and welfare benefits comparable to those in effect at termination and any income taxes due as a result of the payment by us for such health and welfare benefits.

The payments and benefits pursuant to the change in control agreements are subject to the executive’s execution and non-revocation of a release of claims. Further, the change in control agreements specifically provide for a parachute payment cut-back, where payments and benefits shall be made to the executive in full or as to such lesser amount as would result in no portion of the payments being subject to an excise tax relating to Section 280G of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

In April 2009, we adopted a policy to, in general, not enter into new management continuity agreements or change in control agreements with excise tax gross-up provisions. In accordance with emerging best practices, in February 2011, we adopted a policy clarifying that we will not enter into any new change in control arrangements with excise tax gross-up provisions. Messrs. Ghilardi, Bergman and Seifert’s change in control agreements do not provide for excise tax gross-up provisions and Mr. Wolin entered into his agreement in 2005. In March 2010, we adopted a policy to not enter into any change in control arrangements with executive officers that provide AMD’s executive officers’ cash severance payments (upon both a change in control of AMD and a subsequent termination of employment) in excess of (i) two times the sum of the respective officer’s base salary and target cash bonus, plus (ii) a prorated cash bonus for the year in which termination occurs assuming performance at target level.

Vesting of Awards. All awards granted under our equity incentive plans become fully vested (i) if the successor refuses to assume or substitute similar awards for outstanding awards, upon the change in control, as defined in the plans or (ii) if the successor assumes or substitutes similar awards for outstanding awards and the participant’s employment is terminated by us for any reason (other than for misconduct) or by the participant due to a constructive termination within one year following a change in control, upon such termination of employment.

Table 1 below, reflects the amount of compensation and benefits payable to Mr. Meyer under his employment agreement in the event of (i) termination without cause or with good reason (without a change in control), (ii) termination without cause or with good reason within 24 months after a change of control and (iii) Mr. Meyer’s disability or death. The amounts shown assume that the termination was effective as of December 25, 2010, and include amounts earned through that time and are estimates of the amounts which would be paid out to Mr. Meyer upon his termination. On January 10, 2011, Mr. Meyer resigned as President and Chief Executive Officer of AMD and member of AMD’s Board of Directors, effective January 10, 2011. AMD and Mr. Meyer agreed that his resignation constituted an Involuntary Termination Without Cause under the Meyer Employment Agreement.

TABLE 1: Derrick R. Meyer

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason without Change In Control	Termination Without Cause or With Good Reason within 24 months after a Change in Control	Death	Disability
Compensation:
Severance	$8,550,000	$8,550,000	$—	$—
Pro-Rata Annual Bonus	—	—	—	—
Stock Options—Unvested and Accelerated(1)	$2,351,748	$2,351,748	$2,351,748	$2,351,748
Restricted Stock Units—Unvested and Accelerated(2)	$5,683,066	$5,683,066	$5,683,066	$5,683,066

Benefits and Perquisites:
Health and Welfare Benefits(3)	$43,687	$43,687	$43,687	$43,687
Excise Tax Gross-Up(4)	$—	$5,224,752	$—	$—
Financial Planning	$4,000	$4,000	$—	$—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $8.04 per share, the last reported sales price of our common stock on December 23, 2010, the last trading day of fiscal 2010. Amounts shown also reflect the value of stock option acceleration in the event of a change in control if the successor refuses to assume or substitute similar awards for outstanding stock options, pursuant to our equity incentive plans.
(2)	The value of the unvested and accelerated RSUs is $8.04 per share, the last reported sales price of our common stock on December 23, 2010, the last trading day of fiscal 2010. Amounts shown also reflect the value of award acceleration in the event of a change in control if the successor refuses to assume or substitute similar awards for outstanding RSUs, pursuant to our equity incentive plans.
(3)	Includes our cost of providing life insurance to Mr. Meyer in fiscal 2010. The actual cost to us of procuring life insurance for Mr. Meyer after one of the triggering events set forth above may vary. Also includes $15,924 for income taxes due by Mr. Meyer as a result of our payment of these health and welfare benefits on Mr. Meyer’s behalf.
(4)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of December 2010, compounded semiannually; (ii) a statutory federal income tax rate of 35%, medical tax rate of 1.45% and no state income tax rate; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2005-2009 (or the period of the executive’s employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

The following table quantifies the amount that would be payable to Messrs. Seifert, Ghilardi, Bergman and Wolin assuming the termination of employment without cause or with good reason occurred within 24 months of a change in control. Mr. McCoy resigned from his executive position as of June 30, 2010 and he did not receive any payments or benefits due to his resignation. The amounts shown assume that the termination was effective as of December 25, 2010, and include amounts earned through that time and are estimates of the amounts, which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from us after the occurrence of a change in control.

	Thomas J. Seifert	Rick Bergman		Emilio Ghilardi(1)	Harry A. Wolin
Compensation:
Severance	$2,625,000	$2,191,876	(2)	$4,452,000	$2,746,688
Pro-Rata Annual Bonus	$787,500	$737,500		887,000	$734,085
Stock Options—Unvested and Accelerated(3)	$434,584	$497,492		$523,581	$332,112
Restricted Stock Units—Unvested and Accelerated(4)	$1,675,038	$1,742,035		$1,715,238	$1,257,617

Benefits and Perquisites:
Health and Welfare Benefit(5)	$28,038	$27,949		$28,297	$28,021
Financial Planning	$4,000	$4,000		$4,000	$4,000
Excise Tax Gross-Up(6)	$—	$—		$—	$942,180

(1)	If we terminated Mr. Ghilardi’s employment for reasons other than just cause, misconduct, material violation of policy or conflict of interest as of December 25, 2010, he would have received $1,194,000 as severance pursuant to the terms of his offer letter.
(2)	Pursuant to the terms of Mr. Bergman’s change in control agreement, Mr. Bergman’s severance payment reflects a parachute payment cut back in the amount of $283,124.
(3)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $8.04 per share, the last reported sales price of our common stock on December 23, 2010, the last trading day of fiscal 2010. Amounts shown also reflect the value of stock option acceleration in the event of a change in control if the successor refuses to assume or substitute similar awards for outstanding stock options, pursuant to our equity incentive plans.
(4)	The value of the unvested and accelerated RSUs is $8.04 per share, the last reported sales price of our common stock on December 23, 2010, the last trading day of fiscal 2010. Amounts shown also reflect the value of award acceleration in the event of a change in control if the successor refuses to assume or substitute similar awards for outstanding RSUs, pursuant to our equity incentive plans.
(5)	Includes our cost of providing life insurance to each Named Executive Officer set forth above in fiscal 2010. The actual cost to us of procuring life insurance for each such individual after the occurrence of a change in control may vary. Also includes the following amounts calculated to pay income taxes due by the executive as a result of our payment on the executive’s behalf of these health and welfare benefits: $10,220, $10,187, $10,314 and $10,214 for Messrs. Seifert, Bergman, Ghilardi and Wolin, respectively.
(6)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of December 2010, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45% and no state income tax rate; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2005-2009 (or the period of the executive’s employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction. Messrs. Bergman, Seifert and Ghilardi are not eligible for an excise tax gross-up payment; instead, their agreements provide for a parachute payment cut-back, where payments and benefits shall be made to the executive in full or as to such lesser amount as would result in no portion of the payments being subject to an excise tax relating to Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis. Mr. Bergman’s severance payment reflects a parachute payment cut back in the amount of $283,124.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit and Finance Committee monitors and reviews issues involving potential conflicts of interest and related party transactions. In doing so, the Audit and Finance Committee applies our Worldwide Standards of Business Conduct, which provides that directors, Named Executive Officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Principles require a director to promptly disclose to the Chairman of the Board any conflict of interest involving the director.

The GLOBALFOUNDRIES Manufacturing Joint Venture Transaction.    On October 6, 2008, we entered into a Master Transaction Agreement with ATIC and WCH, acting through its general partner, West Coast Hitech G.P., Ltd. which was further amended on December 5, 2008. The transaction was completed on March 2, 2009. Pursuant to the Master Transaction Agreement, we and ATIC formed GLOBALFOUNDRIES, who manufactures semiconductor products and provides certain foundry services to us.

Pursuant to the Master Transaction Agreement, we contributed certain manufacturing–related assets and liabilities to GLOBALFOUNDRIES in exchange for securities of GLOBALFOUNDRIES and the assumption of specified AMD liabilities by GLOBALFOUNDRIES. ATIC contributed approximately $1.4 billion of cash to GLOBALFOUNDRIES in exchange for GLOBALFOUNDRIES equity securities and convertible notes, and ATIC paid $700 million in cash to us in exchange for a portion of our GLOBALFOUNDRIES equity securities.

In addition, at the completion of the transaction, we issued to WCH 58 million shares of our common stock and warrants to purchase 35 million shares of our common stock at an exercise price of $0.01 per share for an aggregate purchase price of approximately $125 million. The warrants are currently exercisable and have a ten-year term. Also, pursuant to the Master Transaction Agreement, for so long as WCH and its permitted transferees beneficially own at least 10% of our outstanding common stock, WCH has the right to designate one person for election to our Board of Directors. On March 2, 2009, WCH designated and our Board appointed Waleed Al Muhairi to the Board.

At the completion of the transaction, we also entered into a Shareholders’ Agreement, a Funding Agreement and a Wafer Supply Agreement with ATIC and GLOBALFOUNDRIES. The Shareholders’ Agreement and Funding Agreement were amended and restated as of December 27, 2010. Certain terms of these agreements are summarized below.

Shareholders’ Agreement.    The Shareholders’ Agreement sets forth the rights and obligations of AMD and ATIC as shareholders of GLOBALFOUNDRIES. The number of directors a GLOBALFOUNDRIES shareholder may designate is determined according to the percentage of GLOBALFOUNDRIES shares it owns on a fully converted to GLOBALFOUNDRIES ordinary shares basis. We currently have the right to designate one director. Pursuant to the Shareholders’ Agreement, in the event of a change of control of AMD, ATIC will have the option to purchase in cash any or all GLOBALFOUNDRIES securities (valued at their fair market value) held by us and our permitted transferees, ATIC can require us or the other party to the change in control transaction to assume a pro-rata portion of ATIC’s funding commitment under the Funding Agreement until 2013, and ATIC can require the other party to the change in control transaction to guarantee all our obligations under the transaction documents.

Funding Agreement.    The Funding Agreement provides for the future funding of GLOBALFOUNDRIES and governs the terms and conditions under which ATIC is obligated to provide such funding. Pursuant to the Funding Agreement, ATIC committed to additional equity funding of a minimum of $3.6 billion and up to $6.0 billion to be provided in phases over a five-year period commencing from the closing of the transaction. We have the right, but not the obligation, to provide additional future capital to GLOBALFOUNDRIES in an amount pro rata to our interest in the fully converted ordinary shares of GLOBALFOUNDRIES. To the extent we choose not to participate in an equity financing of GLOBALFOUNDRIES, ATIC is obligated to purchase our share of GLOBALFOUNDRIES securities, subject to ATIC’s funding commitments under the Funding Agreement. ATIC’s obligations to provide funding are subject to certain conditions.

Wafer Supply Agreement.     We purchase substantially all of our microprocessor product requirements from GLOBALFOUNDRIES pursuant to the terms of a Wafer Supply Agreement dated March 2, 2009. We currently pay GLOBALFOUNDRIES for wafers on a cost plus basis. Once GLOBALFOUNDRIES develops certain specific qualified processes for bulk silicon wafers, we will purchase from GLOBALFOUNDRIES, where competitive, specified percentages of our GPU wafer requirements. We agreed not to sell, transfer or dispose of all or substantially all of our assets related to GPU products and related technology to any third party without GLOBALFOUNDRIES’ consent, unless the transferee agrees to be bound by the terms of the Wafer Supply Agreement, including its minimum purchase obligations, where competitive, with respect to GPU products. We will provide rolling, binding forecasts to GF of our product requirements. After reviewing forecasts provided by us, as agreed by the parties, GLOBALFOUNDRIES will allocate capacity sufficient to produce our microprocessor product volumes as set forth in the binding forecasts. At our request, GLOBALFOUNDRIES will also provide sort services to us on a product-by-product basis. The price for GPU products will be determined by the parties when GF is able to begin manufacturing GPU products for us.

The Wafer Supply Agreement terminates no later than March 2, 2024. The Wafer Supply Agreement may also be terminated if a business plan deadlock occurs because AMD or ATIC, as the shareholders of GLOBALFOUNDRIES, are unable to agree on GLOBALFOUNDRIES’ annual business plan and ATIC elects to enter into a transition period pursuant to the Funding Agreement. GLOBALFOUNDRIES agreed to use commercially reasonable efforts to assist us to transition the supply of products to another provider and continue to fulfill purchase orders for up to two years following the termination or expiration of the Wafer Supply Agreement. During the transition period, pricing for microprocessor products will remain as set forth in the Wafer Supply Agreement, but our purchase commitments to GLOBALFOUNDRIES will no longer apply.

On December 18, 2009, ATIC International Investment Company, or ATIC II, acquired Chartered Semiconductor Manufacturing Ltd. On December 28, 2009, with our consent, ATIC II, Chartered and GLOBALFOUNDRIES entered into a Management and Operating Agreement, or MOA, which provides for the joint management and operation of GLOBALFOUNDRIES and Chartered, thereby allowing GLOBALFOUNDRIES and Chartered to share costs, take advantage of operating synergies and market wafer fabrications services on a collective basis. In order to allow for the signing of the MOA on December 28, 2009 prior to obtaining any regulatory approvals, we agreed to irrevocably waive rights pertaining to certain matters under the Shareholders Agreement that require unanimous GLOBALFOUNDRIES board approval. Additionally, if any such matters come before the GLOBALFOUNDRIES board, we agreed that our designated GLOBALFOUNDRIES directors will vote in the same manner as the majority of ATIC-designated GLOBALFOUNDRIES board members voting on any such matters. As a result of waiving our approval rights, as of December 28, 2009, we no longer shared control with ATIC over GLOBALFOUNDRIES.

On December 27, 2010, ATIC International Investment Company LLC, an affiliate of ATIC, contributed all of the outstanding ordinary shares of GLOBALFOUNDRIES Singapore Pte. Ltd., (formerly Chartered Semiconductor Manufacturing Ltd.) (“GFS”) to GLOBALFOUNDRIES in exchange for 2,808,981 newly issued Class A Preferred Shares. In connection with the contribution, we amended and restated the Shareholders’ Agreement and the Funding Agreement. Under the Amended and Restated Shareholders’ Agreement, the financial information to be provided by GLOBALFOUNDRIES to us under the Shareholders’ Agreement will now include such information as required by us in connection with the change in accounting method for our investment in GLOBALFOUNDRIES. In addition, subject to certain exceptions set forth in the Shareholders’ Agreement, our right to designate one representative to the GLOBALFOUNDRIES board of directors will continue for at least two years following the date on which our ownership in GLOBALFOUNDRIES, on a fully converted to GLOBALFOUNDRIES ordinary shares basis, falls below 10 percent, the point at which we previously lost the right to such board representative. Pursuant to the Amended and Restated Funding Agreement, for each equity funding under the Funding Agreement on or after November 17, 2010, the securities issued in consideration thereof will consist solely of GLOBALFOUNDRIES’ Class A Preferred Shares. In addition, the purchase price per Class A Preferred Share is determined by dividing GLOBALFOUNDRIES’ net tangible assets (derived from its most recent fiscal year-end audited consolidated balance sheet) by

GLOBALFOUNDRIES’ total number of outstanding preferred shares (assuming the conversion of any outstanding GLOBALFOUNDRIES Class A subordinated convertible notes into Class A Preferred Shares and Class B subordinated convertible notes into Class B Preferred Shares) as of the date of the balance sheet referred to above and multiplying by 1.10. Prior to November 17, 2010, the funding multiple was 0.90.

During fiscal 2009 and 2010, ATIC contributed $1.2 billion of cash to GLOBALFOUNDRIES in exchange for GLOBALFOUNDRIES securities consisting of $52 million aggregate principal amount of Class A Notes, $208 million aggregate principal amount of Class B Notes, 444,313 Class A Preferred Shares and 617,695 Class B Preferred Shares. During this time, we did not participate in funding GLOBALFOUNDRIES. As of December 25, 2010, on a fully converted to GLOBALFOUNDRIES’ ordinary shares basis, we owned approximately 23% of GLOBALFOUNDRIES. Moreover, as a result of the contribution of GFS described above, our ownership interest in GLOBALFOUNDRIES was further diluted from 23% to 14% on a fully converted to GLOBALFOUNDRIES’ ordinary shares basis. As of March 9, 2011 our ownership interest in GLOBALFOUNDRIES was approximately 13% on a fully converted basis.

PRTM Management Consultants, Inc. Benjamin Eberhart, the son of Paulett Eberhart, a member of our Board of Directors, is employed as a manager for PRTM Management Consultants, Inc., a global management consulting firm. In fiscal 2010, we paid PRTM approximately $1.6 million for consulting services. Mr. Eberhart was not involved in providing consulting services to AMD. Our Board of Directors considered this transaction and determined that it would not interfere with Ms. Eberhart’s exercise of independent judgment as a member of our Board of Directors.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report will not be incorporated by reference into any such filings, nor will it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors consists of Dr. Barnes, as Chair, Mr. Caldwell and Mr. Palmer. Each of the members of the Audit and Finance Committee is “independent,” and “financially literate,” as determined by the Board of Directors and in compliance with NYSE and SEC rules. In addition, Dr. Barnes and Mr. Caldwell were designated “audit committee financial experts,” as the Board interprets that designation.

The Audit and Finance Committee oversees our internal audit function and independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of AMD’s financial statements, AMD’s compliance with legal and regulatory requirements, the performance of our internal audit function and the independent registered public accounting firm’s qualifications, independence and performance by meeting regularly with the independent registered public accounting firm, our senior management and our internal audit, financial, and legal personnel. Management is responsible for the preparation, presentation and integrity of AMD’s financial statements. The independent registered public accounting firm is responsible for performing an audit of AMD’s annual financial statements and expressing an opinion as to the conformity of AMD’s audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit and Finance Committee reviewed and discussed AMD’s audited financial statements for the fiscal year ended December 25, 2010 with management and Ernst & Young LLP, AMD’s independent registered public accounting firm. The Audit and Finance Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of AMD’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit and Finance Committee. The Audit and Finance Committee also received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit and Finance Committee’s review and discussions noted above, the Audit and Finance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in AMD’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 for filing with the SEC.

The Audit and Finance Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as AMD’s independent registered public accounting firm for fiscal 2011.

AUDIT AND FINANCE COMMITTEE

February 2, 2011

W. Michael Barnes, Chair

John E. Caldwell

Robert B. Palmer

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has been our independent auditors since our incorporation in 1969.

The Audit and Finance Committee meets with Ernst & Young LLP several times a year. The Audit and Finance Committee reviews both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services. Among other things, the Audit and Finance Committee examines the effect that the performance of non-audit services may have upon the independence of the registered public accounting firm. All services provided by Ernst & Young LLP in 2010 and 2009 were pre-approved by the Audit and Finance Committee after review of each of the services proposed for approval.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees

Audit Fees.    Audit fees of Ernst & Young LLP during the 2010 and 2009 fiscal years were associated with our annual financial statement audit and audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act, quarterly reports filed with the SEC, statutory audits required internationally and other regulatory filings. Audit fees for 2010 and 2009 were $3,610,793 and $4,000,000.

Audit-Related Fees.    Audit-related fees for services of Ernst & Young LLP during the 2010 and 2009 fiscal years included accounting advice, advisory services related to the issuance of our 7.75% Senior Notes due 2020, audits of our employee benefit plans and separate audits of subsidiaries’ and affiliated entities’ financial statements required by statute or regulation. Audit-related fees in 2010 and 2009 also included advisory services related to GLOBALFOUNDRIES. Audit-related fees for 2010 and 2009 were $155,585 and $2,100,000.

Tax Fees.    Tax fees during 2010 and 2009 included fees for tax compliance and tax advisory and planning services. Tax fees in 2009 also included tax planning in connection with our formation of GLOBALFOUNDRIES. Tax fees for 2010 and 2009 were $141,517 and $1,200,000, of which $93,354 and $489,000 were for tax compliance services.

All Other Fees.    There were no other fees paid to Ernst & Young LLP for 2010 and 2009.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year. Unless you indicate otherwise, your proxy will vote “FOR” ratification.

ITEM 3—APPROVAL OF THE 2011 EXECUTIVE INCENTIVE PLAN

The Executive Incentive Plan was initially adopted by the Board of Directors and approved by our stockholders in 1996. The stockholders approved our Executive Incentive Plan in 2001 and 2006. We are now seeking stockholder approval of the 2011 Executive Incentive Plan (the “2011 EIP”).

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our next three most highly compensated executive officers (other than the CFO) as determined on the last day of a tax year may be limited to the extent that it exceeds $1,000,000 in any one year unless it meets an exception under Section 162(m). Compensation paid under the 2011 EIP, under appropriate circumstances, is intended to meet the

“performance-based compensation” exception under Section 162(m), so that we will be permitted to receive a federal income tax deduction for the payment of this incentive compensation. To qualify as performance-based compensation under Section 162(m), the 2011 EIP must be approved by the stockholders.

If stockholders approve the 2011 EIP, awards will be made under the 2011 EIP in 2011 and thereafter. Our Compensation Committee places a strong emphasis on performance-based compensation, which promotes stockholder value by linking the employee’s reward to the achievement of AMD’s business strategies and goals. The purposes of the 2011 EIP are to motivate key employees to improve stockholder value by linking a portion of their cash compensation to our financial performance, reward key employees for improving our financial performance and help attract and retain key employees. The Board of Directors believes it would be in the best interests of the stockholders and the Company to approve the 2011 EIP.

Summary Description of the 2011 EIP

The following paragraphs provide a brief summary of the principal features of the 2011 EIP and its operation. Because the following is a summary, it may not contain all of the information that is important to you. A copy of the 2011 EIP is attached as Exhibit A to this proxy statement. The description that follows is qualified in its entirety by reference to the full text of the 2011 EIP as set forth in Exhibit A.

The 2011 EIP is administered by the Compensation Committee of our Board of Directors. The members of the Compensation Committee must qualify as “outside directors” under Section 162(m) in order for cash awards under the 2011 EIP to qualify as deductible performance-based compensation under Section 162(m). Subject to the terms of the 2011 EIP, the Compensation Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award. During any fiscal year no participant may receive a cash award of more than $10,000,000.

In selecting participants for the 2011 EIP, the Compensation Committee chooses our key employees who are likely to have a significant effect on our success. The actual number of employees who will receive awards under the 2011 EIP cannot be determined because eligibility for participation is in the discretion of the Compensation Committee. However, as of March 1, 2011, there were 10 employees of the Company eligible for participation in the 2011 EIP. Participation in future years will be at the discretion of the Compensation Committee, but we currently expect that a similar number of employees will participate each year, including the individual we hire as our Chief Executive Officer.

Under the 2011 EIP, the Compensation Committee will determine the fiscal year or other performance period for measuring actual performance (the performance period). The Compensation Committee will establish (a) the performance goals that are to be monitored during the performance period and the target and/or other level of performance for each business criterion and (b) a formula for calculating a participant’s award depending on how actual performance compared to the pre-established performance goals. For awards that are intended to qualify as performance-based compensation under Section 162(m), the Compensation Committee will establish such performance goals and formulas within the time prescribed by Section 162(m). Each performance goal will relate to one or more of the following listed business criteria of the individual, the Company as a whole, any business unit of the Company, or any combination thereof, that are to be monitored for the performance period: net income; operating income; earnings before interest and taxes; earnings per share; return on investment; return on capital; return on invested capital; return on capital compared to cost of capital; return on capital employed; return on equity; return on assets; return on net assets; stockholder return; cash return on capitalization; revenue; revenue ratios (per employee or per customer); stock price; market share; stockholder value; net cash flow; cash flow; cash flow from operations; cost reductions and cost ratios (per employee or per customer); new product releases; strategic positioning programs, including the achievement of specified milestones or the completion of specified projects. Performance goals may be based on GAAP or non-GAAP measures as determined by the Compensation Committee and may also be based on performance relative to a peer group of companies.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee may (but is not required to) specify performance goals for the entire company and/or for our business units.

After the end of each performance period, a determination will be made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by the level of actual performance achieved. However the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the 2011 EIP generally will be payable in cash after the end of the performance period during which the award was earned. The Compensation Committee may make exceptions to such requirement in the event of a change in control, retirement, death or disability, as determined by the Compensation Committee in its sole discretion. However, in the case of a retirement under an award that is intended to qualify as “performance-based compensation” under Section 162(m), an exception may be made only if the performance goals for the award have been satisfied based on actual performance through the end of the performance period (or if applicable, based on actual performance through the termination date), the amount is pro-rated based on the time employed during the performance period, and the payment is made at the same time similarly situated participants receive bonuses for the performance period.

Given that payments under the 2011 EIP will be determined by comparing actual performance to the performance goals established by the Compensation Committee, it is not possible to conclusively state the amount of benefits that will be paid under the 2011 EIP for any performance period.

The Compensation Committee will be able to amend or terminate the 2011 EIP at any time and for any reason, as required or appropriate, in order to continue the plan’s qualification under Section 162(m). Material amendments to the 2011 EIP will be subject to stockholder approval.

As discussed above, if the stockholders approve the 2011 EIP, the compensation payable under the 2011 EIP that qualifies as “performance-based compensation” under Section 162(m) will be fully deductible by us.

Your Board of Directors unanimously recommends that stockholders vote “FOR” approval of the 2011 EIP.

ITEM 4—APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

We are seeking an advisory vote from our stockholders to approve the compensation paid to the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Compensation Committee, with assistance from its current and prior independent executive compensation consultants and counsel, has structured our executive compensation program to reflect our “pay-for-performance” philosophy. The compensation opportunities provided to the Named Executive Officers are significantly dependent on AMD’s financial performance and the Named Executive Officer’s individual performance, which are intended to drive the creation of sustainable stockholder value. The Compensation Committee will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executive officers, motivate these executive officers to achieve AMD’s short-term and long-term business strategies and objectives, and support career development and succession goals.

You have the opportunity to vote “for” or “against” or to “abstain” from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in AMD’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and the narrative discussion of this proxy statement.”

In deciding how to vote on this proposal, you are encouraged to consider AMD’s executive compensation philosophy and objectives and the elements of AMD’s executive compensation program as contained in the Compensation Discussion and Analysis section above, as well as the following design principles of AMD’s executive compensation program and other information:

•

Pay-for-Performance is Fundamental. The Compensation Committee places a strong emphasis on performance-based compensation. To this end, of the Named Executive Officers that remained employed by AMD as executive officers at the end of 2010, over 80% of their total direct compensation for 2010 was in the form of a target cash performance bonus and target long-term equity awards.

•

Competitive Compensation is Crucial. In general, the Compensation Committee aims to set each Named Executive Officer’s total direct compensation between the 50th and 75th percentile of the competitive market. For the other factors considered by the Compensation Committee in setting the Named Executive Officers’ compensation, see the “2010 Executive Compensation Decisions” section of the Compensation Discussion and Analysis section set forth above.

•

Internal Pay Equity should be Reasonable and Fair. The Compensation Committee monitors the pay ratios among the Named Executive Officers to ensure executive compensation is reasonable and fair, as well as consistent with AMD’s business strategies and objectives. While the Compensation Committee does not seek to maintain a specific ratio between the remuneration of the Chief Executive Officer and that of the other Named Executive Officers, AMD seeks to ensure that internal pay equity is reasonable and fair.

•

Claw-Back Provisions and Policies in Effect. In addition to the adoption of other related policies, the Compensation Committee has implemented a “claw-back” provision applicable to equity awards granted in May 2010 and thereafter for employees at the senior vice president level and above, which includes all of the Named Executive Officers.

•

Pay Practices Aligned with Sound Risk Management. The Compensation Committee endeavors to structure AMD’s executive compensation program to motivate and reward the Named Executive Officers for taking appropriate business risks, while at the same time avoiding pay practices that incentivize excessive risk-taking. In connection with the Compensation Committee’s review of AMD’s compensation policies and practices for all employees in general, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on AMD.

•

Stock Ownership Guidelines in Effect. AMD has adopted stock ownership guidelines to strengthen the alignment of the Named Executive Officers’ and stockholders’ interests. As of December 25, 2010, all of the Named Executive Officers were on target to meet their ownership guideline within the established compliance time frame.

•

Reformulated Equity Awards to Maintain Affordability in 2010. In determining the target value of each Named Executive Officer’s 2010 long-term equity awards, the Compensation Committee reformulated its prior practices to ensure these awards were affordable and resulted in a reasonable burn rate.

•

Adopted Emerging Best Practice with respect to Change in Control Payments. The Compensation Committee adopted policies prohibiting AMD from entering into any change in control arrangements that provide AMD’s executive officers (i) excise tax gross-ups and (ii) cash severance payments (upon both a change in control of AMD and a subsequent termination of employment) in excess of (A) two times the sum of the respective executive officer’s base salary and target cash bonus, plus (B) a pro rata cash bonus for the year in which termination occurs assuming performance at target level.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or AMD, the Compensation Committee values the opinions of AMD’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding AMD’s executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the compensation paid to the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ITEM 5—APPROVAL ON A NON-BINDING, ADVISORY BASIS WHETHER SAY-ON-PAY SHOULD OCCUR EVERY ONE (1) YEAR, EVERY TWO (2) YEARS OR EVERY THREE (3) YEARS

We are seeking an advisory vote from our stockholders as to whether the stockholder advisory vote on executive compensation (similar to that set forth in Item 4 of this proxy statement) should occur every 1 year, every 2 years, or every 3 years. Accordingly, you have the opportunity to choose the option of every “1 year,” every “2 years,” every “3 years,” or to “abstain” from voting on the following non-binding resolution relating to the frequency of the stockholder advisory vote on executive compensation:

“Resolved, that the option of every 1 year, every 2 years, or every 3 years that receives the greatest number of votes cast for this resolution by the holders of our common stock entitled to vote at the meeting will be determined to be the recommended frequency for which the Company should hold a stockholder advisory vote to approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, the narrative discussion and any related material disclosed in this proxy statement.”

As your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of the Company and our stockholders to hold a stockholder advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. However, we value the opinions of our stockholders on executive compensation matters and we will take the results of this advisory vote into consideration when making future decisions regarding the frequency with which the Company holds a stockholder advisory vote on the compensation paid to the Company’s named executive officers.

This non-binding “frequency” vote is required to be submitted to our stockholders at least once every six years.

The Board of Directors has determined not to make a recommendation on this proposal, but to wait and consider the views of our stockholders before making any determination as to the appropriate frequency of the stockholder advisory vote on executive compensation.

AVAILABLE INFORMATION

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 25, 2010, has accompanied this proxy statement. You may also access a copy of our Annual Report on Form 10-K in the Investor Relations section of www.amd.com or at the website listed below. Upon your request, we will provide, without any charge, a copy of any of our filings with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary at Advanced Micro Devices, Inc., 7171 Southwest Parkway, M/S 100, Austin, Texas 78735 or by email to Corporate.Secretary@amd.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2011: OUR PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 2010 ARE AVAILABLE ELECTRONICALLY AT WWW.PROXYVOTE.COM.

AMD, the AMD arrow logo and combinations thereof, and ATI and the ATI logo are either registered trademarks or trademarks of Advanced Micro Devices, Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

EXHIBIT A

Advanced Micro Devices, Inc.

Executive Incentive Plan

(Approved by the Board of Directors on February 3, 2011)

1.	Purposes.

The purposes of the Advanced Micro Devices, Inc. (“AMD”) Executive Incentive Plan are to motivate the Company’s key employees to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward key employees for improving the Company’s financial performance, and help attract and retain key employees. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

2.	Definitions.

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

A.	“Award” means, with respect to each Participant, any cash incentive payment made under the Plan for a Performance Period, including Awards that qualify as performance-based compensation under Section 162(m) of the Code.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.	“Committee” means the Compensation Committee of AMD’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. With respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall be comprised solely of two or more directors who are “outside directors” under Section 162(m) of the Code.

D.	“Company” means AMD and any corporation or other business entity of which AMD (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E.	“Key Employee” means any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company.

F.	“Participant” means any Key Employee to whom an Award is granted under the Plan.

G.	“Performance Period” means any fiscal year of the Company or such other period as determined by the Committee.

H.	“Plan” means this Plan, which shall be known as the AMD Executive Incentive Plan.

3.	Administration.

A.	The Plan shall be administered by the Committee. Subject to the requirements for qualifying payments hereunder as performance-based compensation under Section 162(m) of the Code, the Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Key Employees to receive Awards;

(iv)	determine the terms of Awards;

(v)	determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify as performance-based compensation under Section 162(m) of the Code);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Key Employees to receive Awards; and

(xii)	amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code.

B.	The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code.

4.	Eligibility.

Only Key Employees as designated by the Committee are eligible to become Participants in the Plan. No person shall be automatically entitled to participate in the Plan.

5.	Performance Goals.

A.	The Committee shall set forth in writing objectively determinable performance goals (“Performance Goals”) applicable to a Participant for a Performance Period prior to the commencement of such Performance Period, provided, however, that such goals may be established after the start of the Performance Period but, with respect to an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, in no event later than the latest time permitted by Section 162(m) of the Code with respect to any payments intended to qualify as performance-based compensation under Section 162(m) of the Code (generally, no later than the earlier of (i) 90 days after the commencement of the Performance Period or (ii) the lapse of 25% of the Performance Period, and in any event while the outcome is substantially uncertain) (the “ 162(m) Determination Date ”).

B.	Each Performance Goal shall relate to one or more of the following business criteria of the individual, the Company as a whole, any business unit of the Company, or any combination thereof, that are to be monitored during the fiscal year (or Performance Period):

•	Net income

•	Operating income

•	Earnings before interest and taxes

•	Earnings per share

•	Return on investment

•	Return on capital

•	Return on invested capital

•	Return on capital compared to cost of capital

•	Return on capital employed

•	Return on equity

•	Return on assets

•	Return on net assets

•	Stockholder return

•	Cash return on capitalization

•	Revenue

•	Revenue ratios (per employee or per customer)

•	Stock price

•	Market share

•	Stockholder value

•	Net cash flow

•	Cash flow

•	Cash flow from operations

•	Cost reductions and cost ratios (per employee or per customer)

•	New product releases

•	Strategic positioning programs, including the achievement of specified milestones or the completion of specified projects.

Goals may be based on GAAP or non-GAAP measures as determined by the Committee and may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

C.	With respect to an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, on or prior to the 162(m) Determination Date, the Committee shall establish in writing a bonus formula specifying the target level and/or other level(s) of performance that must be achieved with respect to each criterion that is identified in a Performance Goal in order for an Award to be payable and shall, for each Participant, establish in writing a target (and/or other level(s)) Award payable under the Plan for the Performance Period upon attainment of the Performance Goals.

D.	In the event Performance Goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the Performance Goal relating to any one or more of such criteria, provided the Performance Goals, when established, are stated as alternatives to one another at the time the Performance Goal is established.

6.	Awards.

A.	During any fiscal year of the Company, no Participant shall receive an Award of more than $10,000,000.

B.	No Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the attainment of the Performance Goals to the extent required by Section 162(m) of the Code. Although the Committee may in its sole discretion eliminate or reduce an Award payable to a Participant pursuant to the applicable bonus formula, the Committee shall have no discretion to increase the amount of a Participant’s Award as determined under the applicable bonus formula.

C.	Unless otherwise directed by the Committee, each Award shall be paid on the March 15 immediately following the end of the Performance Period to which such Award relates.

D.	The payment of an Award requires that the Participant be on the Company’s payroll as of the date of payment of the Award. Subject to the requirements for qualifying payments hereunder as performance-based compensation under Section 162(m) of the Code, the Committee may make exceptions to this requirement in the case of change in control, retirement, death or disability, as determined by the Committee in its sole discretion, provided, however, in the case of retirement under an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, an exception may be made by the Committee only if the performance goals for such qualifying payments have been satisfied based on actual performance through the end of the Performance Period (or if applicable, based on actual performance through the termination date), the amount is pro-rated based on the time employed during the Performance Period, and the payment is made at the same time similarly situated participants receive bonuses for such Performance Period.

E.	The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.	At the discretion of the Committee, payment of an Award or any portion thereof may be deferred under a nonqualified deferred compensation plan maintained by the Committee until a time established by the Committee and in accordance with the terms of such plan.

7.	General.

A.	No Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be paid under the Plan unless and until the Company’s stockholders shall have approved the Plan and the business criteria set forth above as required by Section 162(m) of the Code. So long as the Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval by the Company’s stockholders in the fifth year after it shall have first been approved by the Company’s stockholders, and no later than every fifth year thereafter. In addition, the Plan shall be resubmitted to the Company’s stockholders for approval as required by Section 162(m) of the Code if it is amended in any way that changes the material terms of the Plan, including by materially modifying the business criteria set forth above, increasing the maximum Award payable under the Plan or changing the Plan’s eligibility requirements.

B.	Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C.	Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Key Employee or other individual the right to be selected as a Participant or to be granted an Award.

D.	The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of California.

F.	The Board may amend or terminate the Plan at any time and for any reason, subject to stockholder approval as described above.

AMD

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Advanced Micro Devices, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For Against Abstain

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

1a) Bruce L. Claflin

1b) W. Michael Barnes

1c) John E. Caldwell

1d) Henry WK Chow

1e) Craig A. Conway

1f) Nicholas M. Donofrio

1g) H. Paulett Eberhart

1h) Waleed Al Muhairi

1i) Robert B. Palmer

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

For Against Abstain

2. Ratification of appointment of Ernst & Young LLP as AMD’s independent registered public accounting firm for the current fiscal year.

3 Approval of the 2011 Executive Incentive Plan.

For Against Abstain

4. Approval, on a non-binding advisory basis, of the compensation of our named executive officers (“Say-on-Pay”)

The Board of Directors does not have a recommendation for voting on the following proposal:

1 year 2 years 3 years Abstain

5. Approval, on a non-binding, advisory basis, of the frequency of Say-on-Pay.

NOTE: If properly executed, this proxy will be voted as directed, or if no direction is indicated, will be voted FOR the listed nominees for Directors, FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year, FOR the 2011 Executive Incentive Plan, FOR Say-on-Pay and ABSTAIN on the frequency of Say-on-Pay.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the stock is issued in the name of two or more persons, all of them should sign the proxy. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000089148_1 R1.0.0.11699

AMD

One AMD Place

P.O. Box 3453

Sunnyvale, CA 94088

(408) 749-4000

You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held at 9:00 a.m., CDT, on May 3, 2011, at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas.

Regardless of whether or not you plan to attend the meeting, it is important that the shares be voted. Accordingly, we ask that you either vote by Internet or by telephone or sign and return your proxy card as soon as possible in the envelope provided.

Remember: If shares are held by your broker in “street name,” you must bring a letter from your broker showing that you were the direct or indirect (“beneficial”) owner of the shares on March 7, 2011 to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com .

PROXY

ADVANCED MICRO DEVICES, INC. Annual Meeting of Stockholders on May 3, 2011 This proxy is solicited by the Board of Directors

The undersigned appoints HARRY A. WOLIN as proxy for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned in the matters set forth in the 2011 Proxy Statement related to the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Tuesday, May 3, 2011 and at any adjournment(s) or postponement(s) thereof. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholder will vote FOR the nominees listed on the reverse side, FOR the ratification of the appointment of Ernst & Young LLP as AMD’s independent registered public accounting firm for the current fiscal year, FOR the approval of the Advanced Micro Devices, Inc. 2011 Executive Incentive Plan, FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“Say-on-Pay”), ABSTAIN on the frequency of Say-on-Pay and in the discretion of the proxyholder, on other matters that may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Continued and to be signed on reverse side

0000089148_2 R1.0.0.11699